                                                                    EXHIBIT 2.1




================================================================================




                        AGREEMENT AND PLAN OF MERGER


                                BY AND AMONG



                                 SPSS INC.,

                               SPSS ACSUB INC.


                                     AND


                            CLEAR SOFTWARE, INC.



                       DATED AS OF SEPTEMBER 23, 1996




================================================================================

                        AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of September 23, 1996, (the "Agreement"), by and among Clear Software, Inc., a Massachusetts corporation ("Clear Software"), the shareholders of Clear Software (the "Shareholders"), SPSS Inc., a Delaware corporation ("SPSS") and SPSS ACSUB Inc., a Delaware corporation and a wholly-owned subsidiary of SPSS ("ACSUB").

                            W I T N E S S E T H:

         WHEREAS, Clear Software is engaged in the business of developing and distributing software;

         WHEREAS, the respective Boards of Directors of Clear Software, SPSS and ACSUB have determined that it is advisable and for the benefit of their corporations and their respective shareholders that Clear Software enter into a business combination with SPSS in which ACSUB merges with and into Clear Software, with Clear Software being the surviving corporation, on the terms and conditions set forth hereinafter (the "Merger") (Clear Software and ACSUB being hereinafter sometimes referred to as the "Constituent Corporations" and Clear Software as the "Surviving Corporation") in which Merger the outstanding common stock, $.001 par value per share, of Clear Software (the "Shares"), held by the holders thereof (the "Shareholders") are exchanged for shares of common stock, $.01 par value per share of SPSS (the "SPSS Common Stock"), to be determined pursuant to the terms set forth herein;

         WHEREAS, for federal income tax purposes, it is intended that this transaction qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that this transaction be accounted for as a "pooling of interests".

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties hereto agree as follows:


                                  ARTICLE I
                                 THE MERGER

                 1.1 The Merger. Subject to the terms and conditions hereof, on the Effective Date (as defined in Section 1.3), ACSUB shall be merged with and into Clear Software in accordance with the applicable provisions of the Massachusetts Business Corporation Law, Chapter 156B of the Massachusetts General Laws (the "MBCL") and the General Corporation Law of the State of Delaware ("DGCL"), and Clear Software, as the surviving corporation in the

Merger shall continue its corporate existence, and the separate existence of ACSUB shall thereupon cease and its corporate existence shall be merged into and transferred to the Surviving Corporation.

                 1.2 Shareholders' Meeting. Clear Software shall take all action necessary in accordance with applicable law and its Articles of Organization and By-laws to convene a meeting of its Shareholders promptly to consider and vote upon the approval of the Merger (the "Shareholders' Meeting"). The Board of Directors of Clear Software shall recommend that Clear Software's Shareholders approve the Merger and take all lawful action to solicit such approval.

                 1.3 Consummation of the Merger; Effective Date. As soon as practicable after the satisfaction or waiver of the conditions hereinafter set forth, the parties hereto will file with the Secretary of the Commonwealth of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware a certificate or articles of merger or ownership and other documents (the "Merger Documents"), in such respective forms as required by, and executed in accordance with, the relevant provisions of the MBCL and DGCL in order to effect the Merger. The Merger shall become effective at such time as the Merger Documents shall have been accepted for filing with the Secretary of the Commonwealth of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware or such other times and dates as the parties shall agree should be specified in the Merger Documents (the "Effective Time").

                 1.4 Effect of the Merger. At the Effective Time, the Surviving Corporation shall succeed, without any other action, to all rights and property of each of the Constituent Corporations, and shall be subject to all the debts and liabilities of each of the Constituent Corporations in the same manner as if the Surviving Corporation had itself incurred them, all with the effect set forth in the MBCL and the DGCL.

                 1.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Ross & Hardies, Chicago, Illinois, at 9:00 a.m., on September 25, 1996 (the "Closing Date") or such other place or time as the parties may agree.

                 1.6         Tax and Accounting.      The parties hereto shall
each use their best efforts to cause the transactions contemplated hereunder to be treated as (i) a reorganization within the meaning of Section 368(a) of the Code, and (ii) to qualify for accounting treatment as a pooling of interests.

                 1.7         Shareholders' Representative.

                 (a) In order to administer efficiently (i) the implementation of the Agreement by the Shareholders, (ii) the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, and (iii) the settlement of any dispute with respect to the Agreement, the Shareholders hereby designate Colleen Terry, as their representative (the "Shareholders' Representative").

                 (b) The Shareholders hereby authorize the Shareholders' Representative (i) to take all action necessary in connection with the implementation of the Agreement on behalf of the Shareholders, the waiver of any condition to the obligations of the Shareholders to consummate the transactions contemplated hereby, or the settlement of any dispute, (ii) to give and receive all notices required to be given under the Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement.

                 (c) In the event (i) that the Shareholders' Representative dies, becomes legally incapacitated or resigns from such position, or (ii) upon a written consent executed by at least 66 2/3% in interest (calculated based on the allocation set for in Schedule 3.2 hereof, notwithstanding any subsequent change in shareholdings by way of sale, etc.) of the Shareholders, the Shareholders may designate a replacement to the Shareholders' Representative; however, no change in the Shareholders' Representative shall be effective until SPSS is given notice of it by the Shareholders.

                 (d) All decisions and actions by the Shareholders' Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same, in the absence of fraud, gross negligence or willful misconduct of the Shareholders' Representative.

                 (e) By their execution of this Agreement, the Shareholders agree that:

                             (i) SPSS shall be able to rely conclusively on the instructions and decisions of the Shareholders' Representative as to any actions required or permitted to be taken by the Shareholders or the Shareholders' Representative hereunder, and no party hereunder shall have any cause of action against SPSS for any action taken by SPSS in reliance upon the instructions or decisions of the Shareholders' Representative;

                             (ii) all actions, decisions and instructions of the Shareholders' Representative shall be conclusive and binding upon all of the Shareholders; no Shareholder shall have any cause of action against SPSS or Clear Software for any action taken or omitted to be taken, decision made or omitted to be made or any instruction given or omitted to be given by the Shareholders' Representative; and no Shareholder shall have any cause of action against the Shareholders' Representative for any action taken, decision made or instruction given by the Shareholders' Representative under this Agreement, except for fraud, gross negligence or willful breach of this Agreement by the Shareholders' Representative;

                             (iii) the Shareholders' Representative shall be deemed to fulfill any fiduciary obligation to the Shareholders so long as no Shareholder is adversely affected by any action or failure to act of the Shareholders' Representative in a disproportionate measure compared to any other Shareholder;

                             (iv) remedies available at law for any breach of the provisions of this Section 1.7 are inadequate; therefore, SPSS shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if SPSS brings an action to enforce the provisions of this Section 1.7; and

                             (v)  the provisions of this Section 1.6 are
                 independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Shareholders to the Shareholders' Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Shareholder.

                 (f) All fees and expenses incurred by the Shareholders' Representative shall be paid by the Shareholders.

                                 ARTICLE II

                        ARTICLES OF ORGANIZATION AND
                    BY-LAWS OF THE SURVIVING CORPORATION

                 2.1 Articles of Organization. The Articles of Organization of Clear Software as in effect on the Effective Date shall be amended to substitute for the terms thereof the terms of the Articles of Incorporation of ACSUB as in effect on the Effective Date.

                 2.2 By-laws. The By-laws of Clear Software as in effect on the Effective Date shall be amended to substitute for the terms thereof the terms of the By-laws of ACSUB on the Effective Date.

                 2.3 Directors and Officers. The directors and officers of ACSUB immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, to serve in accordance with the By-laws it being understood that the position of Clerk of the Surviving Corporation shall be filled by the Secretary of ACSUB.


                                 ARTICLE III

                            CONVERSION OF SHARES

                 3.1 Conversion and Cancellation of Shares. As of the Effective Date, by virtue of the Merger:

                 (a) Treasury Shares. All Shares which are held by Clear Software as treasury shares shall be cancelled and retired. All options for Shares of Clear Software will be cancelled and shall no longer be outstanding.

                 (b) Other Outstanding Shares. Each other outstanding Share, except those held by Shareholders of Clear Software who have validly perfected appraisal rights under the MBCL and have not effectively withdrawn or lost such rights, shall be converted into the right to receive shares of SPSS Common Stock in accordance with the provisions of Section 3.3.

                 (c) Capital Stock of ACSUB. Each issued and outstanding share of capital stock of ACSUB shall be converted into one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation.

                 3.2 Dissenting Shares. Each Shareholder which has demanded and perfected his demand for appraisal of his Shares in accordance with the applicable provisions of the MBCL and has not effectively withdrawn or lost his right to such appraisal, shall be entitled only to such rights as are granted by the applicable provisions of the MBCL. Clear Software shall give SPSS prompt notice upon receipt by Clear Software of any such written demands for appraisal and withdrawals of demands for appraisal (any Shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Clear Software agrees that it will not, except with the prior written consent of SPSS, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

                 3.3 Conversion of Shares. Upon the consummation of the Merger at the Effective Time:

                 (a) Each Share of Clear Software shall no longer be outstanding and shall automatically, without any further action on the part of SPSS or the Shareholders, be converted into the right to receive a number of shares of SPSS Common Stock obtained by dividing 4,520,000 (or such lower figure as obtained by subtracting the amount to be paid to any Dissenting Shareholders) by the product of (a) $24.588 and (b) the number of Shares outstanding immediately before the Effective Time. The SPSS Common Stock shall be allocated among the Shareholders as set forth in Schedule 3.2 hereto.

                 (b) The Shareholder shall immediately tender to SPSS all of the certificates representing the Shares set forth on Schedule 3.2.

                 (c) SPSS will exchange such certificates for certificates representing the shares of SPSS Common Stock in the amounts set forth in Schedule 3.2, and SPSS shall deliver in the aggregate 90% of such shares of SPSS Common Stock to the Shareholders at the Closing.

                 (d) The Shareholders will deposit with the Escrow Agent in accordance with the terms of the Escrow Agreement (as hereinafter described) in the aggregate 10% of the shares of SPSS Common Stock (the "Escrowed Shares"), together with stock powers duly executed in blank attached, in good form for delivery.

Until so surrendered, each certificate which immediately prior to the Effective Date represented Shares shall upon and after the Effective Date be deemed for all purposes to represent and evidence only the right to receive shares of SPSS Common Stock in accordance with this Section 3.3.

                 3.4 Escrow. Upon the Effective Date, and in accordance with Section 3.3, the Shareholders shall have pledged, and granted a first priority security interest in the Escrowed Shares to SPSS as collateral to satisfy any post-Closing claims for breaches under this Agreement. The number of Escrowed Shares, if any, remaining after any retention made in accordance with this Agreement will be delivered to the Shareholders, in amounts proportionate to the Shareholders' interest in such Escrowed Shares, promptly after the earlier of the first anniversary of the Effective Date or the date of release of results of the first post-acquisition financial statement audit, except for the number of such Escrowed Shares then subject to a bona bide dispute over which a party is entitled to such Escrowed Shares.

                 3.5 Closing Of Clear Software's Transfer Books. On the Effective Date, the stock transfer books of Clear Software shall be closed and no transfer of Shares, other than those required herein, shall thereafter be made.


                                 ARTICLE IV

                             SECURITIES MATTERS

                 4.1         Registration of SPSS Common Stock.

                 (a) SPSS shall prepare and file with the SEC as soon as practicable (but in no event later than January 31, 1997) a registration statement on Form S-3 (together with all amendments and supplements to any such registration statement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement, the "Registration Statement") under the Securities Act of 1933, and the rules and regulations promulgated thereunder (the "1933 Act" or the "Act"), for the registration (the "Registration") of the secondary offering of the SPSS Common Stock for the account of the Shareholders. SPSS expects to have published unaudited financial results, covering at least thirty (30) days of the combined operations of SPSS and Clear Software following the acquisition of Clear Software by SPSS (the "Acquisition"), not later than December 31, 1996. SPSS shall use all reasonable efforts to have the Registration declared effective by the SEC promptly after unaudited financial results covering at least thirty (30) days of the combined operations of SPSS and Clear Software following the Acquisition have been publicly released by SPSS, and in all events shall use all reasonable efforts to have the Registration declared effective by the SEC by March 31, 1997. SPSS shall take such steps as are reasonably required to register such SPSS Common Stock for sale on a delayed or continuous basis under Rule 415 of the 1933 Act and, provided that Form S-3 shall be available to SPSS for the Registration, to keep such Registration Statement continuously effective for a period of twenty-four (24) months following the date of effectiveness, or such shorter period that will terminate when all of the shares of SPSS Common Stock have been sold by the Shareholders (the "Trading Period"). While such Registration Statement remains in effect, SPSS may at any time deliver to Shareholders written notice to the effect that sales may not be effected under the Registration Statement for a period of time (the "Blackout Period") because of the existence of material facts not disclosed or incorporated by reference in such Registration Statement and in the then-current prospectus included therein; upon receipt of any such notice, Shareholders shall refrain from selling any shares of SPSS Common Stock under such Registration Statement until they have received notice from SPSS to the effect that such sales may then be effected. In no event shall the Blackout Period be greater than any similar period of time during which SPSS restricts any of its employees from effecting sales in SPSS Common Stock because of the existence of material facts not disclosed or incorporated by reference in any then-effective registration statement and in the then-current prospectus included therein or otherwise not publicly disclosed. SPSS shall promptly update such Registration Statement and the prospectus included therein in order to permit the shares of SPSS Common Stock to be sold, and the Trading Period shall automatically be extended by the aggregate number of days during which the Shareholders were instructed to refrain from selling shares of SPSS Common Stock during all Blackout Periods.

                 (b) The Shareholders shall cooperate with SPSS in connection with the Registration and shall provide such information and execute such documents as SPSS shall reasonably request in connection with the Registration.

                 (c) SPSS shall not grant to any holder of shares of SPSS Common Stock registration rights which interfere with the rights of Shareholders and the obligations of SPSS under this Article IV.

                 4.2 Sales of SPSS Common Stock by Shareholders. If at any time any Shareholder elects to sell all or any of his shares of SPSS Common Stock, Shareholder shall conduct such sales only through registered securities brokers ("Brokers").

                 4.3 Registration Expenses. SPSS shall be responsible for and shall pay all fees, costs and expenses incurred by it relating to the Registration, including without limitation, all SEC and securities exchange, NASDAQ registration and filing fees, and all fees and expenses of compliance by SPSS with the federal securities laws or any applicable state blue sky laws, but not including (i) any fees and expenses of Shareholders' counsel or otherwise incurred by

Shareholders, and (ii) underwriters' fees or expenses, broker's costs, commissions and other similar disposition costs associated with the SPSS Common Stock owned by any Shareholder.

                 4.4 Restricted Stock. Clear Software has advised the Shareholders, and the Shareholders understand and agree, as follows:

                 (a) That the shares of SPSS Common Stock to be received by the Shareholders pursuant to their Agreement are not currently subject to a registration statement under the Act, and are issued pursuant to exemptions from registration under the Act which exemptions depend, among other things, on the bona fide nature of their investment intent.

                 (b) That they shall not transfer the SPSS Common Stock to be received by the Shareholders pursuant to their Agreement except in compliance with the provisions of the Act. Any proposed transferee of the shares of SPSS Common Stock shall agree to take and hold such securities upon the conditions set forth in 4.4(c) hereof.

                 (c) Each certificate representing the shares of SPSS Common Stock issued to the Shareholders shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

                 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT UNDER AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION THEREFROM OR IN CONTRAVENTION OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER. COPIES OF THE AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.

                 (d) Unless a registration statement under the Act covering transactions in the SPSS Common Stock to be received by the Shareholders pursuant to this Agreement has been declared effective by the SEC and such registration statement remains effective at the time of transfer, each holder of shares of SPSS Common Stock to be received by the Shareholders pursuant to this Agreement shall comply in all respects with the provisions of this Section 4.4. Prior to any proposed transfer of any such securities, the holder thereof shall give written notice to SPSS of such holder's intention to effect such transfer and shall comply with the requirements set forth in the balance of this section.

         Each such notice shall describe the manner and circumstances of the proposed transfer in reasonable detail, and shall be accompanied by
         (i) a written opinion of legal counsel who shall be reasonably satisfactory to SPSS, addressed to SPSS, and reasonably satisfactory in form and substance to SPSS' counsel, to the effect that the proposed transfer of such securities may be effected without registration under the 1933 Act, (ii) a "no action" letter from the SEC to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, or (iii) such other showing satisfactory to SPSS and its counsel that the proposed transfer of such securities may be effected without registration under the 1933 Act, whereupon the holder of such securities shall be entitled to transfer such securities in accordance with the terms of the notice delivered by the holder to SPSS.

                 4.5 Indemnification. In the event any SPSS Common Stock held by a Shareholder is included in a registration statement under this
Article IV:

                 (a) SPSS will indemnify and hold harmless such Shareholder, any underwriter (as defined in the Act) for such Shareholder and each person, if any, who controls such Shareholder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by SPSS of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and SPSS will pay to each such Shareholder, underwriter or controlling person, any and all legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 4.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of SPSS, nor shall SPSS be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such Shareholder or any controlling person of such Shareholder expressly for use in connection with such registration.

                 (b) Such Shareholder will indemnify and hold harmless SPSS, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls SPSS within the meaning of the Act, any underwriter, and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Shareholder expressly for use in connection with such registration; and such Shareholder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 4.5(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 4.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Shareholder, which consent shall not be unreasonably withheld or delayed; provided, that, in no event shall any indemnity under this subsection 4.5(b) exceed the gross proceeds from the offering of the shares of SPSS Common Stock received by such Shareholder.

                 (c) Promptly after receipt by an indemnified party under this Section 4.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 4.5.

                 4.6 Additional Obligations of SPSS. With respect to any registration hereunder, SPSS shall:

                 (a) furnish to the Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of shares of SPSS Common Stock owned by them;

                 (b) use reasonable efforts to qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement;

                 (c) use reasonable efforts to notify NASDAQ of the issuance of the shares of SPSS Common Stock covered by such registration statement; and

                 (d) notify each Shareholder of shares of SPSS Common Stock under such registration statement as promptly as possible, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event of which SPSS has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

                 4.7 Reports Under the Exchange Act. With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Shareholder to sell securities of SPSS to the public without registration, SPSS agrees to use its reasonable efforts to:

                 (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

                 (b) file with the SEC in a timely manner all reports and other documents required of SPSS under the Act and the Exchange Act; and

                 (c) furnish to any Shareholder forthwith upon request a written statement by SPSS that it has complied with the reporting requirements of Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of SPSS, and such other reports and documents so filed by SPSS as may be reasonably requested in availing any Shareholder of any rule or regulation of the SEC permitting the selling of any securities of SPSS held by it without registration.


                                  ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF CLEAR SOFTWARE

         Clear Software and the Shareholders, jointly and severally, represent and warrant to SPSS and ACSUB that, except as set forth in the Disclosure Schedule attached to this Agreement (the "Disclosure Schedule"):

                 5.1 Organization and Qualification. (a) Clear Software is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and corporate authority to enter into this Agreement, to consummate the transactions contemplated hereby, to own or lease the properties and other assets which it presently owns or leases and to carry on its business as presently conducted.

                 (a) The copy of the Articles of Organization, and all amendments thereto, of Clear Software, as certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts, and of the By-laws, as amended to date, of Clear Software, as certified by its Clerk, being delivered herewith to SPSS, are true, complete and correct copies as amended and presently in effect. All minutes and consents of the shareholders and directors of Clear Software are contained in the minute books of Clear Software and said minute books have been furnished to SPSS for examination at a reasonable time prior to the Closing. No minutes or consents have been included in such minute books since such examination by SPSS which have not heretofore been furnished to SPSS and no corporate action not reflected in said minute books has been taken.

                 (b) Clear Software is in good standing in every domestic and foreign jurisdiction where the failure to be licensed or qualified would have a material adverse effect on the business of Clear Software (a "Material Adverse Effect").

                 5.2 Authority. Clear Software and the Shareholders, as appropriate, have full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action on the part of each of the Shareholders and the Board of Directors of Clear Software and no other proceedings (corporate or otherwise) on the part of any of the Shareholders or Clear Software are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the other agreements contemplated by this Agreement have been duly and validly executed and delivered by each of the Shareholders and Clear Software and constitute legal, valid and binding agreements of Clear Software and the Shareholders enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, and (iii) enforceability of Section
4.5 of this Agreement may be subject to limitations of public policy under Federal and State securities laws.

                 5.3 Capitalization. The entire authorized capital stock of Clear Software consists solely of 300,000 Shares, of which as of the date of this Agreement 117,000 shares are issued and outstanding (the "Outstanding Shares"). The Shares represent the only equity interests of the Shareholders or any other person or entity in Clear Software. All of the issued and outstanding Shares are owned of record and beneficially by the Shareholders in the respective amounts set forth in the Disclosure Schedule. The Shares are subject to no restrictions on transferability other than restrictions imposed by the 1933 Act, and applicable state securities laws. All of the outstanding Shares are duly authorized and validly issued and outstanding, fully paid and non-assessable, and were not issued in violation of any preemptive rights. There are no Shares in treasury, and there are no Shares reserved for issuance. Except as set forth in this Agreement, there are no outstanding options, warrants, conversion or other rights to acquire from any of the Shareholders or Clear Software, or any plans, contracts or commitments providing for the issuance of, or the granting of, rights by any of the Shareholders or Clear Software to acquire: (i) any capital stock of Clear Software (whether issued or unissued) or (ii) any securities convertible into or exchangeable for any capital stock of Clear Software. There are no agreements or understandings with respect to the voting, holding or selling of any Shares of capital stock of Clear Software, or any contractual obligations of Clear Software or any of the Shareholders with respect to Clear Software's capital stock. There are no voting trusts or proxies currently in effect with respect to the Shares. No person has any right to require Clear Software to register any of its securities under the Act.

                 5.4 Consents and Approvals. Except for the filing of the appropriate merger documents with the Secretary of the Commonwealth of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware and the states listed on the Disclosure Schedule where Clear Software is qualified to do business, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given by Clear Software or the Shareholders in order for Clear Software and the Shareholders to consummate the transactions contemplated hereby and fully perform their respective obligations hereunder.

                 5.5 Absence of Conflicts. The execution, delivery and performance by Clear Software and the Shareholders of this Agreement and the consummation by Clear Software and the Shareholders of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time or both, (i) conflict with or result in a breach or default under any term or condition of the Articles of Organization or By-laws of Clear Software, (ii) violate any provision of law, statute, rule or regulation to which Clear Software or the Shareholders is or was subject, (iii) violate any order, judgment or decree which is or was applicable to Clear Software or the Shareholders; (iv) conflict with or result in a breach or default under any term or condition of any agreement or other instrument to which Clear Software or the Shareholders is a party or by which either of them is bound, or (v) cause, or give any person grounds to cause, the maturity of any debt, liability or obligation of Clear Software to be accelerated or increase any such liability or obligation.

                 5.6 Financial Statements; Accounts Receivable. Clear Software has previously delivered to SPSS true and correct copies of the unaudited balance sheets of Clear Software as of December 31, 1995 and June 30, 1996 and the related unaudited statements of income, statements of retained earnings and statements of changes in financial position for the periods ending on such dates (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with the method used for federal income tax purposes under the Code, which recognizes income and expense under the rules used for the preparation of federal income tax returns under the Code, with Clear Software being a cash basis taxpayer, (ii) are correct and complete and are in accordance with the books and records of Clear Software, in all material respects and (iii) present fairly in all material respects the financial position and condition of Clear Software and the related results of operations as at the dates and for the periods then ended (subject to customary year-end adjustments, which adjustments are not material in kind or amount, it being understood that neither (ii) nor (iii) above shall imply that the Financial Statements are intended to present financial position and results of operations in conformity with generally accepted accounting principles.

                 Subject to a reserve for bad debts not exceeding 10% of the receivables shown on Clear Software's latest balance sheets included in the Financial Statements, all accounts and notes receivable reflected on the balance sheets are, and all accounts and notes receivable subsequently accruing to the Effective Date will be, (a) valid, genuine and subsisting, (b) subject to no known defenses, set-offs or counterclaims and (c) current and collectible.

                 5.7 Absence of Undisclosed Liabilities; Warranties in Connection with Software Products. Except as and to the extent reserved for in the Financial Statements, Clear Software has no liabilities or obligations, whether accrued, absolute or contingent, determined or undetermined, known or unknown or whether due or to become due (including, without limitation, obligations as guarantor) other than those in the ordinary course of business since December 31, 1995, which have not yet been accrued or booked. Clear Software does not know of any basis for the assertion of any claim or liability relating to the businesses of Clear Software, nor is it aware of any occurrence or fact that has or might have an adverse effect on the businesses of Clear Software. As of the date of this Agreement, Clear Software has no outstanding debt to any bank or other lender.

         Clear Software has not given or made any express or implied warranties with respect to any of its Software Products (as defined in Section 5.11(a) hereof) or services performed by them, except for the limited warranties stated in standard form customer contracts, in the forms attached to the Disclosure Schedule, with modifications that, in the aggregate, would not have a Material Adverse Effect on Clear Software.

                 5.8 Absence of Certain Changes or Events. Since June 30, 1996, there has not been (a) any damage, destruction or casualty loss to the properties or assets of Clear Software (whether covered by insurance or not) outside the ordinary course of business; (b) any material adverse change in the business, assets, properties, operations, prospects or financial condition of Clear Software, or any fact or condition which could cause such a change, other than any change, fact or condition related solely to the transactions contemplated hereby; (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) in excess of $10,000, or outside the ordinary course of business of Clear Software; (d) any direct or indirect redemption, repurchase or other acquisition for value by Clear Software of its capital stock or any agreement to take such action, or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to Clear Software's capital stock; (e) other than increases in base compensation and bonuses in the ordinary course of business (not exceeding 5% per annum of the aggregate payroll), any increase in the rate or terms of compensation payable or to become payable by Clear Software to its respective directors, officers, employees, agents or independent contractors or any increase in the rate or change in the terms of any employment agreement or compensatory arrangement, or any changes in any bonus, severance, pension, insurance or other employee benefit plan, or any other payment or benefit made to or for any such director, officer, employee, agent or independent contractor; (f) any sale, transfer or other disposition of any asset of Clear Software to any party, including, without limitation, the Shareholders, except for payment of obligations incurred, and sale of products, in the ordinary course of business consistent with past practices; (g) any amendment or termination of any material contract or agreement to which Clear Software is a party or any termination or waiver of any other rights of value to the businesses of Clear Software, except in the ordinary course of business; (h) any capital expenditure for additions to property or equipment by Clear Software in excess of $10,000; (i) any split, combination, exchange or reclassification of shares of capital stock of Clear Software ; (j) any issuance of capital stock of Clear Software or of securities convertible into or rights to acquire any such capital stock; (k) any failure by Clear Software to pay accounts payable or other obligations in the ordinary course of business; (l) the incurrence of any obligations or liability (absolute or contingent) or the making of any capital expenditure not in the ordinary course of business or in excess of $10,000; (m) any pledge of any of the assets or properties of Clear Software or any action or inaction which would subject any such assets or properties to any lien, security interest, mortgage, pledge, claim, charge or other encumbrance of any kind; (n) the incurrence of any liability or obligation by Clear Software, except for liabilities incurred in the ordinary course of business; (o) any actual or threatened termination or cancellation of, or modification or change in, any business relationship with any customer or customers of Clear Software or other agreement or arrangement involving or related to the assets or properties of the businesses of Clear Software ; (p) any cancellation of a debt due to or a claim of Clear Software, other than by payment or other satisfaction; (q) any failure of Clear Software to perform under, or any default by Clear Software under, any agreement, obligation or covenant to which it is or was bound; (r) any change in any method of accounting or accounting practice, principle or procedure; (s) any action or inaction which might cause Clear Software to incur any tax liability out of the ordinary course of business; (t) any other event or condition of any character which materially and adversely affects the businesses of Clear Software; or (u) any agreement, whether in writing or otherwise, to take any action described in this Section 5.9.

                 5.9         Investment in the SPSS Common Stock.

                 (a) Clear Software has provided to each of the Shareholders, and each of the Shareholders acknowledge receipt of a copy of, the Confidential Private Placement Memorandum, dated September 15, 1996, provided by SPSS, together with the materials provided therewith, and each of the Shareholders further acknowledge that (i) each has been afforded such other information as each has deemed necessary to make an informed decision to acquire the SPSS Common Stock to be received by the Shareholders pursuant to this Agreement and have had sufficient opportunity to ask questions and receive answers of Clear Software and SPSS, as appropriate, concerning the operations, business and financial condition of SPSS and regarding the Merger and the business of SPSS and Clear Software, and all such questions have been answered,
(ii) each has been informed of the provisions of Article IV of this Agreement,
(iii)
each has been informed that the shares of SPSS Common Stock each is acquiring must be held by such Shareholder indefinitely, unless an effective 1933 Act registration statement or exemption from registration is available; (iv) each has been informed of the provisions of Rule 144 and Rule 144A promulgated under the 1933 Act, which rules permit limited resale of restricted securities subject to the satisfaction of certain conditions; (v) each has been informed that restrictions upon the sale of SPSS Common Stock imposed by Federal and State securities, blue sky and other similar laws may markedly affect the ability of the Shareholders to liquidate their investment in the SPSS Common Stock to be received by the Shareholders pursuant to this Agreement; (vi) each has been informed that the Shareholders have no recourse against SPSS for declines in the value of their investment in the SPSS Common Stock to be received by the Shareholders pursuant to this Agreement absent fraud or violations of the Federal and State securities, blue sky and other similar laws on the part of SPSS; and (viii) each has been informed that the SPSS Common Stock to be received by the Shareholders pursuant to this Agreement represents an investment in the business of SPSS, and that SPSS has made no representations or warranties with respect to the future business performance of SPSS or the price of the SPSS Common Stock. Clear Software has made no representation with respect to the accuracy or adequacy of the Confidential Private Placement Memorandum, dated September 15, 1996, provided by SPSS, together with the materials provided therewith, or any other information provided to the Shareholders by SPSS.

                 5.10 Real and Personal Property; Inventories. The Disclosure Schedule correctly identifies each lease of real property held by Clear Software. No claims, charges or notice of violations have been filed, served, made or threatened, orally or in writing, against or relating to any such property or any of the operations conducted at any property leased by Clear Software. Clear Software owns no real property. The Disclosure Schedule describes all material tangible or intangible personal property and assets of Clear Software. The tangible personal property and assets are generally in good working order or condition, reasonable wear and tear excepted. Clear Software has good and marketable title to, and is in possession of or has control over, all of its personal property, none of which is held under or subject to any mortgage, pledge, lien, lease, encumbrance, conditional sales contract or other security arrangement ("Liens") except for Taxes (as defined below) not yet due (such Liens for Taxes and the amounts, if known, listed on the Disclosure Schedule). The inventories of Clear Software are in good and merchantable condition and are of a quality suitable and usable or saleable in the ordinary course of business for the purposes for which such inventories are intended. The inventory is adequate for Clear Software's businesses and there has been no material adverse change in such inventories since December 31, 1995.

                 5.11        Patents, Trademarks, Etc.

                 (a)  Definitions.

                                  (i)         "Intellectual Property" means
                 domestic and foreign patents, trademarks, service marks, trademark registrations, logos, trade names, assumed names, copyrights and copyright registrations and all applications therefor.

                                 (ii)         "Software Products" means
         products manufactured, licensed, distributed, offered, or sold by Clear Software.

                                (iii) "Intellectual Assets" means the significant Intellectual Property and other intellectual property (including without limitation, technology, inventions, processes, designs, formulae, know-how, trade secrets), presently owned or held by Clear Software or under which Clear Software owns or holds any license, or in which Clear Software owns or holds any direct or indirect interest.

                         (iv) "Non-Patent Intellectual Property" means any Intellectual Property rights arising other than out of patent or trademark law.

                          (v) "Patent Intellectual Property" means any Intellectual Property rights arising out of patent or trademark law.

                 (b) The Disclosure Schedule contains an accurate description of the significant Intellectual Property,, presently owned or held by Clear Software or under which Clear Software owns or holds any license, or in which Clear Software owns or holds any direct or indirect interest.

                 (c)      (i)        To the best knowledge of Clear Software,
         none of the Software Products, nor any of the Intellectual Assets, or any of Clear Software's activities, conflict with, infringe or otherwise violate any rights, of any individual or entity, nor require payments to be made to any person based on violations of any Non-Patent Intellectual Property. No claims have been No claims have been asserted to Clear Software in writing, or to the best of its knowledge otherwise asserted, by any individual or entity with respect to the Intellectual Assets or challenging or questioning the validity or effectiveness of any license or agreement with Clear Software with respect thereto, based in each such case on Non-Patent Intellectual Property, and, to the best knowledge of Clear Software, there is no valid basis for any such claim.

                         (ii) To the best knowledge of Clear Software, it is not using confidential information or trade secrets of any former employer of any past or present employees engaged in the businesses of Clear Software; provided that Clear Software makes no such representation in this clause (ii) concerning the possible violations of Patent Intellectual Property.

                 (d)      (i)        To the best knowledge of Clear Software,
         none of the Software Products nor any of the Intellectual Assets, or any of Clear Software's activities, conflict with, infringe or otherwise violate any rights, of any individual or entity, nor require payments to be made to any person based on violations of Patent Intellectual Property.

                         (ii) To the best knowledge of Clear Software, it is not using confidential information or trade secrets of any former employer of any past or present employees engaged in the businesses of Clear Software where such use would violate Patent Intellectual Property.

                 (e) Clear Software has the right to use, has the right and power to sell and has taken reasonable measures to maintain and protect the Intellectual Assets.

                 (f) No claims have been asserted to Clear Software in writing, or to the best of its knowledge otherwise asserted, by any individual or entity with respect to the Intellectual Assets or challenging or questioning the validity or effectiveness of any license or agreement with Clear Software with respect thereto, and, to the best of knowledge of Clear Software, there is no valid basis for any such claim.

                 (g) To the best of Clear Software's knowledge, the Intellectual Property described in the Disclosure Schedule and the other Intellectual Assets are adequate to conduct the businesses of Clear Software as presently conducted by it.

                 (h) Clear Software has validly and effectively obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software Products and the Technical Documentation pursuant to licenses from third parties as listed in the Disclosure Schedule. Clear Software owns all rights, title and interest in and to the source codes for all of its Software Products and has not distributed any copies of such source codes to any third parties, and Clear Software has not agreed to pay to any individual or entity any royalty, commission or other amount on account of sales of their Software Products.

                 (i) The Software Products and the Technical Documentation contain no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license, and, do not contain derivative works of any programming or materials not owned in their entirety by Clear Software. Clear Software has not granted to any individual or entity any rights or security interests with respect to the source codes for the Software Products.

                 (j) The Intellectual Property described in the Disclosure Schedule and the other Intellectual Assets are adequate to conduct the businesses of Clear Software as presently conducted. Upon consummation of the transactions contemplated hereby, SPSS, through its subsidiary, will have good and marketable title to all of the Intellectual Assets, and the goodwill associated therewith, owned by Clear Software (except for ClearWeb).

                 5.12 Employees. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in, in a material way, the conception and development of the Intellectual Assets on behalf of Clear Software either (a) were at such time parties to "work-for-hire" arrangements or agreements with Clear Software, in accordance with applicable federal and state law, that has accorded Clear Software full, effective, exclusive and original ownership of all intellectual property thereby arising, or (b) have executed appropriate instruments of assignment, which are still in full force and effect, in favor of Clear Software, as assignee, that have conveyed to Clear Software full, effective and exclusive ownership of all intellectual property thereby arising. To the best of Clear Software's knowledge, no employee of Clear Software is in violation of (i) any term of any employment contract, any "work for hire" arrangement or agreement, or any patent disclosure agreement or (ii) any other contract or agreement, or any restrictive covenant relating to the rights of any such employee to be employed by Clear Software or to use trade secrets or proprietary information of others.


                 5.13        Contracts and Commitments.

                 (a) The Disclosure Schedule contains a list of all enforceable agreements, contracts, guarantees, commitments, restrictions or instruments of any kind of Clear Software, including without limitation (i) power of attorney (whether revocable or irrevocable) to any individual or entity, (ii) Intellectual Property licenses, including, without limitation, licenses with respect to source codes used or to be used in either the Software Products, and any agreements by which Clear Software has an obligation to pay royalties to any third party in connection therewith, (iii) contracts, agreements, licenses or other commitments or arrangements in effect with respect to the development, marketing, distribution, licensing, or promotion of the Software Products or any other inventory, the Technical Documentation, or Clear Software's Intellectual Assets with any independent salesperson, distributor, sublicensor, or other remarketer or sales organization, (iv) grants to any individual or entity of any rights or security interests with respect to the source codes for the Software Products, and (v) insurance policies held by Clear Software concerning its businesses, operations and properties ("Contracts"). True and correct copies of all Contracts have been made available to SPSS at a reasonable time prior to Closing. All of the Contracts are valid and binding obligations of Clear Software enforceable in accordance with their respective terms to the extent permitted by applicable law, and are in full force and effect and complied with. To the best of Clear Software's knowledge, all of the Contracts are legal and binding obligations of the other party, enforceable in accordance with their respective terms to the extent permitted by applicable law. All of the Contracts are in full force and effect and complied with, and to the best of Clear Software's knowledge, none of the Contracts have a Material Adverse Effect on Clear Software. All of Clear Software's standard form customer contracts constitute only end-user agreements, each of which grants the end-user thereunder solely the non-exclusive right and license to use an identified Software Product of Clear Software and related user documentation, for internal purposes only. True and correct copies of each standard form customer and distributor contracts currently in use by Clear Software in the conduct of its businesses are attached to the Disclosure Schedule. Clear Software has not agreed with any customer or distributor to make any variation in any such contract which could have a Material Adverse Effect on Clear Software.

                 (b) Clear Software is not in default, and there is no basis for any valid claim of default, in any respect under any of the Contracts. To the best of Clear Software's knowledge, no other party to any of the Contracts is in default or breach thereof.

         5.14    Condition of Code.

         (a) The technical documentation includes the source code, system documentation, statements or principles of operation, and schematics for all of the Software Products, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and usable by a competent and experienced trained computer programmer familiar with the relevant compilers, tools and platform (the "Technical Documentation").

         (b) The master copies of the source code for the Software Products (the "Master Copies") are and will be at the Closing free of any computer instructions which are intended to interfere with or frustrate the use by SPSS of the Software Products; it being understood that this representation is not intended to require disclosure of computer instructions or security devices, such as time-outs of demonstration copies, that are intended to enforce the provisions of license agreements with respect to third parties or increase the difficulty of unauthorized copying or decompilation.

         (c) To the best knowledge of Clear Software, all copies of the Software Products (other than the Master Copies) are and will be at the Closing free of any passwords, keys, security devices or trap doors, and any computer instructions which are intended to interfere with or frustrate the use of the Software Products (other than computer instructions or security devices, such as time-outs of demonstration copies, that are intended to enforce the provisions of Clear Software's license agreements or increase the difficulty of unauthorized decompilation), any portion thereof, or other software or computer hardware, whether or not currently in effect with respect to any copy of the Software Products.

         (d) The Software Products, other than those currently under development, will operate substantially in accordance with the Technical Documentation, it being understood that this is not a representation that use of the Software Product will be error-free. The Master Copies of each Software Product are free from physical defects in the media that tangibly embodies the copy.

                 5.15 Government Contracts. Clear Software does not have knowledge of any acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) to any contracts relating to Clear Software, its businesses or any of its assets with any Government Contract Party (as defined below) in either case that have led to or could lead to (a) any claim or dispute involving Clear Software, its businesses, or any of its assets and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. Clear Software does not have any contracts with any Government Contract Party (as defined below) other than standard end-user license agreements containing appropriate reservations of rights. All of Clear Software's development of technical data and Software Products were developed exclusively at private expense. For purposes of this Section the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                 5.16 Insurance. Each of Clear Software's insurance policies is in full force and effect, and the premiums with respect thereto are fully paid through the dates indicated thereon. No insurer has denied coverage or reserved rights for any claim made by Clear Software, or any other individual or entity under any insurance policies.

                 5.17 Litigation and Administrative Proceedings . There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending, or to the best of Clear Software's knowledge otherwise threatened, against or affecting Clear Software or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. Clear Software does not know nor have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.

                 5.18        Tax Matters.  For purposes of this Agreement:

                          (i) The term "Taxes" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

                         (ii) The term "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns;

                        (iii) The term "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                             5.18.1  All Returns Filed.  All Returns required
to be filed by or on behalf of Clear Software on or before the Effective Date has been filed and such Returns are complete and accurate and disclose all Taxes (and other charges) required to be paid for the periods covered thereby. No extension of time in which to file any such Returns is currently in effect and there are not outstanding agreements or waivers extending the statutory period of limitation applicable to such Returns.

                             5.18.2  All Taxes Paid.  All Taxes (and other
charges) shown on such Returns or otherwise required to be paid, and any deficiency assessments, penalties, interest and other charges with respect thereto, have been paid, and there is otherwise no current liability for any unpaid taxes (or other charges) due in connection with such Returns or otherwise. There are no tax liens (other than for taxes not yet due) on any of the assets or properties of Clear Software and, no basis exists for the imposition of any such liens.

                             5.18.3  Examinations, Etc.  No federal, state,
local, foreign or other Returns of Clear Software for tax years that remain open under any applicable statute of limitations have been examined by the IRS or other pertinent tax authorities and no deficiencies have been asserted or assessments made as a result of examinations (including all penalties and interest). No issues have been raised by (or are currently pending before) the IRS or any other taxing authority in connection with any of the Returns which could reasonably be expected to have a Material Adverse Effect on Clear Software, if decided adversely to Clear Software, nor are there any such issues which have not been so raised but, if so raised by the IRS or any other taxing authority in connection with any of the Returns could, in the aggregate, reasonably be expected to have a Material Adverse Effect on Clear Software.

                             5.18.4  Section 341(f).  Clear Software has not
filed a consent to the application of Section 341(f) of the Code.

                             5.18.5  Withholding.  Clear Software has withheld
from its employees and others (and timely remitted to the appropriate taxing authorities) proper and accurate amounts for all periods in compliance with all tax withholding provisions of applicable federal, state, foreign, local and other laws (including, without limitation, income, withholding, social security, employment and other payroll taxes).

                             5.18.6  Foreign Person, Etc.  No Shareholder is a
"foreign person" as defined in Section 1445(f)(3) of the Code. Clear Software has no permanent establishment in any foreign country, as defined in the applicable tax treaty, if any, between the United States and such foreign country. Clear Software is not, and never has been, a United States real property holding corporation within the meaning Section 897(c)(1)(A)(ii) of the Code and SPSS is not required to withhold tax with respect to the Shares as a result of the Acquisition by reason of Section 1445 or any other provisions of the Code. Clear Software has not participated in an international boycott within the meaning of Section 999 of the Code. Clear Software has no foreign assets.

                             5.18.7  Parachute Payments.  Clear Software has
not made, or become obligated to make nor will, as a result of any event connected with the acquisition of Clear Software by SPSS or any other transaction contemplated herein, make or become obligated to make any "excess parachute payment" as defined in Section 280G of the Code, based on any payment made or obligation entered into prior to the Closing.

                             5.18.8  Accounting; Tax Attributes.  None of the
assets or properties of Clear Software (a) is tax-exempt use property within the meaning of Section 168(h) of the Code, (b) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or (c) is required to be treated as property owned by another under the provisions of former Section 168(f)(8) of the Code. Clear Software has not agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code. The basis of Clear Software in its assets is as set forth in its financial and tax records. Clear Software is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

                             5.18.9  Prior Consolidated Groups.  Clear Software
is not, and has never been, an includable corporation in an affiliated group of corporations within the meaning of Section 1504 of the Code.

                             5.18.10 Unpaid Tax.  Clear Software's unpaid taxes
do not exceed the reserve for tax liability (excluding any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth or included in the most recent balance sheet included in the Financial Statements, as adjusted for the passage of time through the Effective Date, in accordance with its past custom and practice.

                 5.19 Compliance with Laws. Clear Software has not in the past been nor is presently in violation of, in respect of operations, real property, machinery, equipment, all other property, practices and all other aspects of its businesses, any applicable law (whether statutory or otherwise), rule, regulation, order, ordinance, judgment or decree of any governmental authority (federal, state, local or otherwise) (collectively, "Laws"). Clear Software has not received any written notice of any asserted present or past failure of Clear Software to comply with any of such Laws.

                 5.20 Environmental and Safety Matters. Clear Software has complied in all material respects with all federal, state or local Laws, regulations or ordinances relating to environmental matters ("Environmental Laws") including, but not limited to: air pollution; water pollution; noise control; on-site or off-site solid or hazardous waste storage, treatment, discharge, disposal or recovery; toxic and hazardous chemical reporting; or employee safety and hazardous material use, generation, reliance, transportation, and reporting provisions. No written notice of violation of or potential liability resulting from any such Environmental Laws, or orders with respect thereto, has been received, nor is any such notice pending or to the best of its knowledge threatened.

                 5.21        Employee Benefits.

                             5.21.1  The Disclosure Schedule contains a written
list of all employee benefit plans relating to employee benefits with respect to which Clear Software has incurred or may incur any future or contingent obligations, including, without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase, stock ownership and stock option plans, stock appreciation rights, bonuses, severance arrangements, health and welfare benefits, insurance benefits and all other employee benefits or fringe benefits (collectively referred to as the "Plans"). Clear Software does not contribute, nor has it ever contributed, to any multi-employer plan within the meaning of Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor is Clear Software affiliated with any entity such that Clear Software has, or might have in the future, any multi-employer plan withdrawal liability under Subtitle E of Part IV of ERISA.

                             5.21.2  Each Plan (and each trust forming a part
of such Plan) has been administered and operated in all respects in accordance with its terms and applicable law. The Disclosure Schedule sets forth whether or not each Plan is "qualified" within the meaning of Section 401(a) of the Code and each related trust is exempt from tax under Section 501(a) of the Code.

                             5.21.3  With respect to each Plan, no person:  (i)
has entered into any non-exempt "prohibited transaction," as such term is defined in ERISA and the Code; (ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (iii) has any liability for any failure to act or comply with the administration or investment of the assets of such Plan; (iv) has engaged in any transactions or otherwise acted with respect to such Plan in a manner which could subject Clear Software, or any fiduciary or plan administrator or other person dealing with such Plan, to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4976 through 4980 of the Code.

                             5.21.4  No liability to the Pension Benefit
Guaranty Corporation ("PBGC") has been, or to the best knowledge of Clear Software is expected to be, incurred with respect to any Plan, except for liabilities for PBGC premiums which may be expected to be incurred in the ordinary course of business. PBGC has not instituted proceedings to terminate any Plan. No "reportable event," within the meaning of Section 4043(b) of ERISA, for which the obligation to report to the PBGC within 30 days has not been waived by the PBGC, has occurred with respect to any Plan. There exists no condition or set of circumstances which presents a risk of termination or partial termination of any Plan and which could result in a liability on the part of Clear Software to the PBGC.

                             5.21.5  Full payment has been made of all amounts
which Clear Software was required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the Effective Date, and no "accumulated funding deficiency" (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code), whether or not waived, exists with respect to any such Plan.

                             5.21.6  Other than for claims in the ordinary
course of business for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or threatened, nor to the best knowledge of Clear Software does there exist any basis therefor, which may result in any liability with respect to any Plan to Clear Software, or any Plan or trust thereof.

                             5.21.7  The present value of accrued benefits
under each Plan which is subject to Title IV of ERISA does not presently exceed the current value of the assets of such Plan allocable to such accrued benefits. For purposes of the representation in the preceding sentence, the terms "current value" and "accrued benefit" have the meanings specified in Sections 3(26) and 3(23), respectively, of ERISA; and "present value" shall be determined using the actuarial assumptions which would be used by the enrolled actuary for each such Plan in connection with determining whether such Plan satisfies the requirements of Section 412 of the Code, determined without regard to Subsection (b)(5)(B) thereof.

                             5.21.8  Except for continuation coverage under
Sections 601 et seq. of ERISA, no former employee of Clear Software, or any affiliate thereof, nor any dependent of any such former employee, is entitled to any medical, dental benefits or other welfare benefits under any Plan.

                 5.22 Licenses and Permits. Clear Software has all material governmental licenses and permits and other material governmental authorizations and approvals required for the conduct of its businesses as presently conducted.

                 5.23 Relations With Suppliers and Customers. Neither Clear Software nor the Shareholders is required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier. Neither Clear Software nor the Shareholders has received any notice that any customer or supplier of Clear Software will cease to do business with Clear Software or refuse to do business with SPSS, ACSUB, or the Surviving Corporation after the consummation of the transactions contemplated hereby.

                 5.24        Interests in Competitors, Suppliers and Customers.
None of the Shareholders nor any officer or director of Clear Software or any entity controlled by or under common control with Clear Software has any ownership interest in any competitor, supplier or customer of Clear Software or any property used in the operation of its businesses.

                 5.25 Employment Matters. The Disclosure Schedule contains a list of all oral and written employment or consulting contracts or other agreements or arrangements providing for remuneration in excess of $50,000 to which Clear Software is a party or by which it is bound, and all these contracts and arrangements are in full force and effect. There are no other oral contracts or arrangements of the type described in the preceding sentence which in the aggregate exceed $50,000 in value. There have been no claims of defaults and there are no facts or conditions which if continued, or with the giving of notice, will result in a default under these contracts or arrangements.

                 5.26 Discrimination; Occupational Safety; Labor. No person or party (including, but not limited to, governmental agencies of any kind) has any claim, or basis for any action or proceeding, against Clear Software arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, The Fair Labor Standards Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. 1981 or the Age Discrimination in Employment Act of 1967, as amended), which, if upheld, would have an adverse effect on the assets, properties, businesses or conditions, financial or otherwise, of Clear Software. There is no pending or threatened federal or state equal employment opportunity enforcement action or labor dispute, strike, or work stoppage affecting any of businesses of Clear Software. Clear Software has no collective bargaining or similar agreements, nor does it have any obligation to bargain with any labor organization as the representative of their employees, and there is neither pending, or to Clear Software's knowledge threatened, any labor dispute, strike or work stoppage which affects or which may affect Clear Software's businesses or which may interfere with the continued operations of Clear Software.

         No present or former employee of Clear Software has any claim against it for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, except as shall have accrued in the ordinary course of business, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

                 5.27 Related Transactions. Clear Software has not made or entered into any loan, contract, lease, commitment, arrangement or understanding with any of its officers, directors, employees, shareholders or any entity controlled by or under common control with

Clear Software, except normal compensation arrangements with officers, all of which are reasonable in amount and terminable by Clear Software on 30 days' notice.

                 5.28 Brokers and Finders. Neither Clear Software nor the Shareholders (nor any of their respective officers, directors, employees, affiliates, associates, or family members), has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby, except for the employment of the Corum Group Limited referred to in Section 16.3.

                 5.29 Questionable Payments. Clear Software nor the Shareholders, nor any director, officer, agent, employee or other person associated with or acting on behalf of Clear Software has directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to government officials or employees or to political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets;
(e) intentionally made any false or fictitious entry on the books or records of Clear Software; (f) made any bribe, payoff, influence payment, kickback or other unlawful payment; or (g) made any bribe or other payment of a similar or comparable nature to any person or entity, private or public, regardless of form, to obtain favorable treatment in securing business or to obtain special concessions or treatment.

                 5.30 Books and Records. The books and records of Clear Software have been maintained in accordance with commercially reasonable business and bookkeeping practices and accurately reflect in all material respects the business, assets, properties, rights, obligations, liabilities and operations of Clear Software.

                 5.31 Bank Accounts; Safe Deposit Boxes. Included on the Disclosure Schedule are the names and locations of all banks in which Clear Software has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

                 5.32 Full Disclosure. Clear Software and the Shareholders have disclosed in writing in, or pursuant to, this Agreement all facts material to the business, operations, assets or condition (financial or otherwise) of Clear Software; provided, however, that Clear Software and the Shareholders are not making a representation and warranty under this Section
5.32 with respect to facts relating to third parties which they did not know or should not reasonably have known. To the best knowledge of Clear Software, no representation or warranty to SPSS or to ACSUB contained in this Agreement, and no statement contained in the Disclosure Schedule or any certificate, list or other writing furnished to SPSS or to ACSUB pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. To the best knowledge of Clear Software and the Shareholders, no representation or warranty by Clear Software or the Shareholders in this Agreement, the Disclosure Schedule or any other documents, exhibits, certificates or schedules furnished to either SPSS or ACSUB pursuant hereto, contains, or as of the Effective Date will contain, any untrue statement of a material fact, or omits, or as of the Effective Date will omit, to state any material fact necessary to make the statements or facts contained therein not misleading. The copies of all documents furnished to SPSS and ACSUB hereunder are true and complete copies of the originals thereof in all material respects.

                 5.33 Effect of Certificates. All representations and warranties made in certificates of Clear Software and the officers of Clear Software or the Shareholders, or any of the foregoing, delivered hereunder shall be deemed to be additional representations and warranties of Clear Software and the Shareholders, respectively.

                 5.34 Accounting Matters. Neither Clear Software nor the Shareholders has taken or agreed to take any action that would prevent SPSS from accounting for the business combination to be effected by the merger as a pooling of interests.


                                 ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF SPSS

         SPSS and ACSUB, jointly and severally, represent and warrant to Clear Software as follows:

                 6.1 Organization and Qualification. SPSS and ACSUB are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                 6.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by SPSS and ACSUB, and no other corporate proceedings on the part of either SPSS or ACSUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of SPSS and ACSUB and constitute legal, valid and binding agreements of SPSS and ACSUB, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, and (iii) enforceability of Section 4.5 of this Agreement may be subject to limitations of public policy under Federal and State securities laws.

                 6.3         Consents and Approvals.  Except as set forth on
Schedule 6.3, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for either SPSS or ACSUB to consummate the transactions contemplated hereby and fully perform their obligations hereunder.

                 6.4 Absence of Conflicts. The execution, delivery and performance by SPSS and ACSUB of this Agreement (including, without limitation, the offering, issuance and sale of the SPSS Common Stock in the Merger) and the consummation by SPSS and ACSUB of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which either SPSS or ACSUB is or was subject, (ii) violate any order, judgment or decree which is or was applicable to either SPSS or ACSUB or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificates of Incorporation or By-Laws of either SPSS or ACSUB or any agreement or other instrument to which either of them is a party or by which either of them is bound.

                 6.5 Capitalization. The authorized capital stock of SPSS consists solely of 50,000,000 shares of SPSS Common Stock, of which, as of the date hereof, approximately 7,180,000 shares were issued and outstanding. All the issued and outstanding shares of SPSS Common Stock are validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements or commitments obligating of SPSS to issue shares of its capital stock except for stock options to purchase approximately 1,170,000 shares of SPSS Common Stock pursuant to various SPSS option plans and agreements and employee rights to purchase SPSS Common Stock pursuant to SPSS' employee stock purchase plans.

                 6.6 Reports and Financial Statement. SPSS has previously furnished Clear Software with true and complete copies of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the SEC, and (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, as filed with the SEC (collectively the "SPSS Reports"). The audited and unaudited consolidated financial statements of the SPSS (the "SPSS Financial Statements") included or incorporated by reference into such SPSS Reports have been prepared in accordance with generally accepted accounting principles applied in a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of SPSS and its consolidated subsidiaries, as of the dates thereof, and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited financial statements, to normal year-end adjustments which are not materially adverse. The SPSS Reports required to be filed by SPSS under the Exchange Act since December 31, 1995 and its 1996 proxy statement have been filed by SPSS in a timely manner, to the best of SPSS's knowledge, were complete and correct in all material respects, as of the dates at which the information was furnished, and, to the best of SPSS's knowledge, contained no untrue statement of a material fact nor omitted to state a material fact required to be included therein or necessary in light of the circumstances under which it was made in order to make the statements made therein not misleading.

                 6.7 Litigation and Administrative Proceedings. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened against or affecting either SPSS or ACSUB which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

                 6.8 Brokers and Finders. Neither SPSS nor ACSUB has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.

                 6.9 SPSS Common Stock. The SPSS Common Stock to be issued in the Merger, when delivered in accordance with this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable.

                 6.10        Full Disclosure.   To the best knowledge of SPSS,
no representation or warranty to Clear Software or to the Shareholders contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to Clear Software or to the Shareholders pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. To the best knowledge of SPSS, no representation or warranty by SPSS in this Agreement or any other documents, exhibits, certificates or schedules furnished to either Clear Software or the Shareholders pursuant hereto, contains, or as of the Effective Date will contain, any untrue statement of a material fact, or omits, or as of the Effective Date will omit, to state any material fact necessary to make the statements or facts contained therein not misleading. The copies of all documents furnished to Clear Software and the Shareholders hereunder are true and complete copies of the originals thereof in all material respects.

                 6.11        Effect of Certificates.   All representations and
warranties made in certificates of SPSS and the officers of SPSS, or any of the foregoing, delivered hereunder shall be deemed to be additional representations and warranties of SPSS.

                 6.12 Accounting Matters. SPSS has not taken or agreed to take any action that would prevent SPSS from accounting for the business combination to be effected by the merger as a pooling of interests.

                 6.13 Pooling of Interests Accounting. SPSS has consulted with KPMG Peat Marwick LLP as its independent auditors, regarding the ability to qualify for pooling of interests accounting relating to the transactions contemplated hereunder. Such auditors have not stated to SPSS any material doubt that pooling of interests accounting will be available with respect to the transactions contemplated hereunder. Based on its discussions with KPMG Peat Marwick LLP, and assuming the accuracy of the information in the Disclosure Schedule and the other information disclosed in connection with the transactions contemplated by this Agreement, SPSS believes that the condition precedent contained in Section 12.8 hereof will be satisfied.


                                  ARTICLE VII

                  COVENANTS RELATING TO CONDUCT OF BUSINESS

                 7.1         Conduct of Business

                 (a) Conduct of Business by Clear Software. During the period from the date of this Agreement to the Effective Date of the Merger, Clear Software shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees, preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Date of the Merger. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Date of the Merger, Clear Software shall not:

                 (b) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except:

         (A) Clear Software may declare and distribute to the Shareholders a dividend no greater than the amount that is sufficient to pay the federal and state tax liabilities of the Shareholders resulting from Clear Software's operations during the tax year ended December 31, 1995, such dividend to be calculated in a manner consistent with past dividend payment practices of Clear Software. To the extent such dividend is not distributed to the Shareholders prior to the Closing Date, it may be distributed on or after the Closing Date, under Section 16.14(c) hereof.

         (B) Consistent with past dividend payment practices of Clear Software, Clear Software may declare a dividend for the purpose of distributing an amount of cash to the Shareholders approximately equal to the federal and state tax liabilities of the Shareholders resulting from Clear Software's operations during the short tax year beginning January 1, 1996 and ending on the Closing Date. Such dividend shall be payable to the Shareholders in two installments on or after the Closing Date, as more fully set forth in Section 16.14(b) hereof. The amount of such dividend shall be no greater than the amount of the dividend provided for in Section 16.14(a) hereof.

(y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Clear Software or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants, or options to acquire, any such shares, voting securities or convertible securities;

                 (iii) amend its Articles of Organization, By-laws or other comparable charter or organizational documents;

                 (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individual or in the aggregate are material to Clear Software, except purchases of inventory in the ordinary course of business consistent with past practice;

                 (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets;

                 (vi) (x) incur any indebtedness, except for short term borrowings incurred in the ordinary course of business consistent with past practice, (y) make any loans, advances or capital contributions to, or investments in, any other person;

                 (vii) make or agree to make any equipment leases or any new capital expenditure or capital expenditures which are individually in excess of $5,000 or in the aggregate are in excess of $10,000;

                 (viii) make any tax election that could reasonably be expected to have a material adverse effect or settle or compromise any income tax liability;

                 (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                 (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Clear Software is a party or waive, release or assign any material rights or claims thereunder;

                 (xi) take any action that (without giving effect to any action taken or agreed to be taken by SPSS or any of its affiliates) would prevent SPSS from accounting for the business combination to be effected by the Merger as a pooling of interests or from treating the Merger as a "reorganization" under Section 386(a) of the Code; or

                 (xii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of Clear Software or to increase the benefits payable under its severance or termination pay practices in effect on the date hereof; and

                 (xiii) (except for salary increases in the ordinary course of business and consistent with past practice) adopt or amend, in any material respect, except as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees.

                 (xiv) authorize any of, or commit or agree to take any of, the foregoing actions;

                 (b) Negotiations with Others. Neither the Shareholders nor Clear Software shall, directly or indirectly, through any officer, director, employee, representative or agent thereof, solicit or encourage (including by way of furnishing nonpublic information) or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Business Combination Proposal (as defined below) from any person, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any acquisition proposal. For the purposes of this Agreement "Business Combination Proposal" means inquiries or proposals regarding (i) any merger, consolidation, sale of substantial assets or similar transactions involving Clear Software,
(ii) sale of 10% or more of the outstanding shares of capital stock of Clear Software or similar transactions involving Clear Software, or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Clear Software and the Shareholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

                 (c) Notification of Certain Matters. Clear Software and the Shareholders shall give prompt notice to SPSS and SPSS ACSUB, and SPSS and ACSUB shall give prompt notice to the Clear Software and the Shareholders of: (i) the occurrence or failure to occur, of any event which such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Date and (ii) any failure of Clear Software and the Shareholders on the one hand or SPSS and ACSUB on the other hand, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

                 (d) Pooling Accounting. Clear Software, the Shareholders, SPSS and ACSUB each hereby agree (i) not to take any action that would adversely affect the ability of SPSS to treat the Merger as a pooling of interests, and (ii) to take such action as may be reasonably required to negate the impact of any past actions which would adversely affect the ability of SPSS to treat the Merger as a pooling of interests in accordance with generally accepted accounting principles consistently applied and all published rules, regulations and policies of the SEC.


                                ARTICLE VIII

              COVENANTS OF CLEAR SOFTWARE AND THE SHAREHOLDERS

         Clear Software and the Shareholders, jointly and severally, covenant as follows:

                 8.1 Consents and Approvals. Clear Software and the Shareholders agree to use all reasonable efforts to make all registrations, filings and applications, and give all notices and obtain all governmental and other consents, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated by, or the performance by Clear Software and the Shareholders of any of their obligations under, this Agreement, or which may become reasonably necessary or desirable in connection with any of the foregoing, in each case upon terms and conditions reasonably satisfactory to SPSS and its counsel.

                 8.2 Closing Returns. SPSS will cooperate with the Shareholders to file, or cause to be prepared and filed, on a timely basis all income tax returns of Clear Software due after the Effective Date and attributable to periods ending on or before the Effective Date, including without limitation, federal and state income tax returns for the short period ending on the Effective Date (the "Closing Returns"). SPSS shall direct the preparation and filing of the Closing Returns; provided, however, that the Shareholders shall be responsible for paying any Taxes to the extent of the indemnity therefor.

                 8.3  Access to Information.

                 (a) From the date of Closing to the Effective Date, Clear Software shall allow SPSS and ACSUB to have complete access at all reasonable times to its officers, employees, agents, properties, books and records, and shall furnish SPSS and ACSUB all financial, operating and other data and information as SPSS or ACSUB, through its officers, employees or agents, may reasonably request.

                 (b) No investigation pursuant to this Section 8.3 shall affect, add to or subtract from any representations or warranties or the conditions to the obligations of the parties hereto to effect the Merger.

                 8.4 Affiliates and Certain Stockholders. Prior to the Closing Date, Clear Software shall deliver to SPSS and ACSUB a letter identifying all persons who are "affiliates" of Clear Software for purposes of applicable interpretations regarding the pooling-of-interests method of accounting (the "Clear Software Affiliates"). Clear Software shall cause each Clear Software Affiliate to deliver to SPSS and ACSUB on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit
8.4 hereto (the "Affiliates Letter"). If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of SPSS Common Stock issued to such affiliates of Clear Software in exchange for Shares shall not be transferable until such time as financial results covering at least thirty (30) days of combined operations of SPSS, ACSUB and Clear Software have been published within the meaning of Section 201-01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.4, except to the extent permitted by, and in accordance with, Accounting Series Release 135 and Staff Accounting Bulletins 65 and 76. Any shares of SPSS Common Stock held by Affiliates shall not be transferable, regardless of whether each such Affiliate has provided the written agreement referred to in this Section 8.4, if such transfer, either alone or in the aggregate with other transfers by Affiliates, would preclude SPSS's ability to account for the business combination to be effected by the Merger as a pooling of interests. Clear Software shall not register the transfer of any certificate representing capital stock of Clear Software, unless such transfer is made in compliance with the foregoing.
Except as provided in Article 4 hereof, SPSS shall not be required to maintain the effectiveness of any registration statement under the 1933 Act for the purposes of resale of the SPSS Common Stock by Affiliates.

                 8.5 Covenant With Regard To Disposition of Shares. Each Shareholder represents, warrants and covenants to each of the other Shareholders that such Shareholder has, and as of the Closing will have, no present plan, intention or arrangement to sell, transfer or otherwise dispose of more than fifty percent of the SPSS Common Stock to be received by such Shareholder in the Merger. Each Shareholder represents, warrants and covenants to the other Shareholders that such Shareholder will retain ownership of at least sixty percent of the SPSS Common Stock that such Shareholder receives in the Merger for a period of at least one year after the Closing.

                 8.6 Further Assurances. The Shareholders shall from time to time, at the request of SPSS or ACSUB and without further cost or expense to SPSS, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.


                                 ARTICLE IX

                              COVENANTS OF SPSS

                 SPSS and ACSUB, jointly and severally, covenant as follows:

                 9.1 Retention of Records. After the Effective Date, SPSS and ACSUB will retain all of Clear Software's books and records in their possession in accordance with SPSS's policies for retention of its own books and records, and upon reasonable notice and during SPSS's and ACSUB's regular business hours and at reasonable intervals, will provide the Shareholders, and their respective agents and representatives designated in writing, access to such books and records, concerning periods prior to the Effective Date.

                 9.2         Severance Packages.      Within a reasonable time
after the Effective Date, SPSS shall provide severance packages to Clear Software employees who are not retained for employment with SPSS, and bonus packages to those Clear Software employees who are retained. Such bonus and severance packages shall be determined by SPSS in consultation with Clear

Software management, and shall total a minimum of $200,000 in the aggregate. Bonus packages shall be paid upon completion of six (6) months of employment with SPSS.

                 9.3 Further Assurances. SPSS shall from time to time, at the request of the Shareholders and without further cost or expense to the Shareholders, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.


                                  ARTICLE X

                              MUTUAL COVENANTS

                 Each of the parties hereto covenants as follows:

                 10.1 Confidentiality. Except as otherwise required by law or judicial or administrative proceedings, including proceedings between the parties with respect to the transactions contemplated hereby, and then only to the extent specifically required by such proceedings, and except for public announcements on the advice of counsel, each of the parties agrees not to (i) disclose any Confidential Information (defined hereinbelow) of any other party, or the terms of this Agreement, to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information in order to consummate the transactions contemplated hereby and then only if reasonable steps are taken with such parties to preserve the confidentiality thereof) or (ii) use any Confidential Information for any purpose other than, with respect to SPSS or ACSUB, operating the acquired business. "Confidential Information" shall mean any secret or confidential information of the software business, Clear Software, SPSS or ACSUB, including, but not limited to, customer information, financial information, technical information, details or information concerning contracts, trade secrets, marketing information or any other data, information or proprietary information of or relating to the software business, Clear Software, SPSS or ACSUB or any affiliate thereof, or their respective products or services. No obligations shall exist under this Agreement with respect to Confidential Information that (i) is publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of Clear Software, the Shareholders, SPSS or ACSUB, (ii) is disclosed by a third party which does not have a confidential relationship with Clear Software, the Shareholders, SPSS or ACSUB, and which was rightfully acquired by third party, or (iii) is legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided that the parties hereto provide prompt notice of any such subpoena, summons, order or other judicial or governmental process to such other parties of the Confidential Information, so as to allow the parties an opportunity to oppose such process.

                 10.2 Consistent Tax Reporting. The parties agree for tax purposes to report the transactions contemplated by this Agreement, and to treat any subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of this Agreement.

Each party shall cooperate with the other parties as appropriate for all relevant tax purposes relating to the transactions contemplated by this Agreement.

                 10.3 Cooperation. The parties agree to cooperate for all other reasonable purposes after the Closing, including with respect to any audit by any taxing authority of any of the income tax or other tax returns of Clear Software.


                                 ARTICLE XI

        CONDITIONS TO OBLIGATIONS OF CLEAR SOFTWARE AND THE SHAREHOLDERS

         The obligations of Clear Software and the Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 11.1        Representations and Warranties.  The
representations and warranties of SPSS and ACSUB shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                 11.2 Performance. SPSS and ACSUB shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date.

                 11.3 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions listed on Schedule 6.3 hereto or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by and the performance by SPSS and ACSUB of their respective obligations under this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated.

                 11.4 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental body in effect which restricts or prohibits the consummation of the transactions contemplated by this Agreement.

                 11.5 Vadim Yasinovsky. SPSS and Vadim Yasinovsky shall have entered into an Employment Agreement, substantially in the form attached hereto as Exhibit 11.5 (the "Employment Agreement").

                 11.6 Legal Opinion. Clear Software shall have received the written opinion, dated the Closing Date, of Ross & Hardies, Chicago, Illinois, counsel to SPSS, substantially in the form attached hereto as Exhibit 11.6.

                 11.7        Pooling.         Clear Software shall have
received from KPMG Peat Marwick LLP the letter described in Section 12.8 hereof, in form and substance reasonably acceptable to Clear Software, and stating that the transactions to be effected hereunder may be accounted for as a pooling of interests by Clear Software under generally accepted accounting principles and applicable SEC rules and regulations. No action shall have been taken by any government authority or any statute, rule, regulation or order, promulgated or issued by any governmental authority, or any proposal made for any such action by any governmental authority which is reasonably likely to be put into effect, that would prevent Clear Software from accounting for the transactions contemplated hereunder as a pooling of interests.

                 11.8 Shareholder Approval . This Agreement and the Merger shall have been approved and adopted by the consent of the Shareholders in accordance with the MBCL and the Articles of Organization and By-laws of Clear Software.

                                 ARTICLE XII

                      CONDITIONS TO OBLIGATIONS OF SPSS

                         The obligation of SPSS and ACSUB to consummate the
transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 12.1 Representations and Warranties. The representations and warranties of Clear Software and the Shareholders shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                 12.2 Performance. Clear Software shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or before the Closing Date.

                 12.3 Filings; Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind listed on the Disclosure Schedule or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by, and the performance by Clear Software and the Shareholders of their respective obligations under this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated, in each case upon terms and conditions reasonably satisfactory to SPSS.

                 12.4 No Litigation. No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by Clear Software or the Shareholders of their respective obligations under, this Agreement or which seeks other relief with respect to any of such transactions or which could reasonably be expected to have a materially adverse effect on the businesses, results of operations, assets, financial condition or prospects of Clear Software. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

                 12.5 Vadim Yasinovsky Agreement. SPSS and Vadim Yasinovsky shall ave entered into an Employment Agreement, substantially in the form attached hereto as Exhibit 11.5

                 12.6 Legal Opinion. SPSS shall have received the written opinion, dated the Closing Date, of Lucash, Gesmer & Updegrove, Boston, Massachusetts, counsel to Clear Software, substantially in the form attached hereto as Exhibit 12.6.

                 12.7 Due Diligence Investigation. SPSS shall have completed a due diligence investigation of Clear Software, the results of which shall have been satisfactory to SPSS in its sole discretion.

                 12.8    Pooling.         SPSS shall have received from KPMG
Peat Marwick LLP a letter dated as of the Closing Date, in form and substance reasonably acceptable to SPSS, and stating that the transactions to be effected hereunder may be accounted for as a pooling of interests by SPSS for purposes of its consolidated financial statements under generally accepted accounting principles and applicable SEC rules and regulations. No action shall have been taken by any government authority or any statute, rule, regulation or order, promulgated or issued by any governmental authority, or any proposal made for any such action by any governmental authority which is reasonably likely to be put into effect, that would prevent SPSS from accounting for the transactions contemplated hereunder as a pooling of interests.

                         12.9     Shareholder Approval.  This Agreement and the
Merger shall have been approved and adopted by the consent of the Shareholders in accordance with the MBCL and the Articles of Organization and By-laws of Clear Software.

                         12.10    Affiliates and Certain Stockholders.  (a)
Prior to the Closing Date, Clear Software shall have delivered to SPSS and ACSUB the Affiliates Letters in form and substance satisfactory to SPSS in its sole discretion.

                         12.11    Delivery.  At the Closing, the documents
referenced in Article XIII shall be delivered to SPSS.

                                ARTICLE XIII

                             CLOSING DELIVERIES

                         The following deliveries shall be made at the Closing:

                 13.1 Books and Records. Clear Software shall have caused to be delivered to SPSS all of Clear Software's books and records, including without limitation the stock transfer and minute books and financial records.

                 13.2 Legal Opinion. Clear Software shall cause to be delivered to SPSS and ACSUB the written legal opinion, dated the Closing Date, of Lucash, Gesmer & Updegrove, Boston, Massachusetts, counsel to Clear Software, substantially in the form attached hereto as Exhibit 12.6.

                 13.3 Legal Opinion. SPSS shall cause to be delivered to Clear Software the written legal opinion, dated the Closing Date, of Ross & Hardies, Chicago, Illinois, counsel to SPSS, substantially in the form attached hereto as Exhibit 11.6.

                 13.4 Consents. Clear Software shall deliver to SPSS and ACSUB all consents and approvals required in connection with the performance by Clear Software of its obligations under this Agreement and the consummation by Clear Software of the transactions contemplated hereby and thereby.

                 13.5 Closing Certificates. Clear Software shall deliver, or cause to be delivered, to SPSS and ACSUB closing certificates in the form attached as Exhibit 13.3 hereto, and such other documents as SPSS and its counsel shall reasonably request.

                 13.6 Charter; Good Standing Certificates. Clear Software shall cause to be delivered to SPSS and ACSUB Clear Software's Articles of Organization, as amended to the Closing Date, certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts and good standing and tax certificates from the Commonwealth of Massachusetts and each other jurisdiction in which Clear Software is required to be qualified.

                 13.7 Affiliates Letters. SPSS shall have received an executed Affiliates Letter from each Clear Software Affiliate.

                 13.8 Escrow Agreement. Each of the Shareholders, SPSS and Clear Software shall have executed and delivered the Escrow Agreement, substantially in the form attached hereto as Exhibit 13.8 hereto and the Escrowed Shares shall have been deposited with the Escrow Agent to be held in escrow pursuant to the provisions of the Escrow Agreement.

                 13.9 Resignations of Clear Software's Officers and Directors. Clear Software shall have caused to be delivered to SPSS resignations, operative as of the Effective Date, of all the officers and directors of Clear Software.

                 13.10 Performance. The parties hereto shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date.

                 13.11 Further Assurances. Each party shall deliver, or cause to be delivered, all other documents required to be delivered at the Closing by the other party and shall take all other actions which the other parties may reasonably determine necessary or appropriate in order to consummate fully the transactions contemplated hereby.


                                 ARTICLE XIV

                        SURVIVAL AND INDEMNIFICATION

                 14.1 Survival of Representations and Warranties; Covenants. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Effective Date for a period of two (2) years, regardless of any investigation made by or on behalf of any party, except for the representations and warranties contained in Section 5.3 and 5.4, which shall survive indefinitely, and the representations and warranties contained in Sections 5.26, or a representation or warranty which shall prove to be untrue due to the fraud of Clear Software, which in each case shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof; provided, however, that a shorter survival period shall exist, with regard to the representations and warranties, if necessary to account for this Merger as a pooling of interests. All covenants contained herein shall survive until performed fully.

                 14.2    Indemnification.

                         (a) The Shareholders agree to indemnify and hold SPSS
and ACSUB and their affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "Representatives") harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and attorneys' fees and expenses) (individually, a "Loss," and collectively, "Losses") arising out of or relating to (i) any breach of any representation or warranty made by Clear Software or the Shareholders and (A) set forth herein or in any related schedule or (B) set forth in any closing certificate or other document entered into or delivered by Clear Software or the Shareholders in connection with this Agreement; (ii) any breach of any covenant, obligation or agreement of Clear Software or the Shareholders contained in this Agreement, or set forth in any closing certificate or other document entered into or delivered in connection with this Agreement; (iii) any fraudulent representation or intentional misrepresentation on the part of Clear Software or the Shareholders and (vii) any tax liability or obligation asserted against SPSS or ACSUB and arising out of or related to tax periods ending on or prior to the Effective Time or Clear Software's or the Shareholders' actions or omissions.

                         (b)      Without limitation as to the indemnification
set forth in subparagraph (a) hereof, the Shareholders agree, to indemnify and hold SPSS, ACSUB and their affiliates and Representatives harmless from and against (i) any Taxes of or incurred by Clear Software for any taxable year or other period the Return for which was filed or due on or before the Effective Date; (ii) any Taxes incurred by Clear Software for any taxable year or other period ending on or prior to the Effective Date, the Return for which is filed or due after the Effective Date, to the extent in excess of the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) as set forth in its most recent balance sheet contained in the Financial Statements; (iii) the pro-rata share of any Taxes incurred by Clear Software for any taxable year or other period beginning before and ending after the Effective Date, to the extent in excess of the reserve for tax liability (excluding any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth or included in its most recent balance sheet contained in the Financial Statements, as adjusted for the passage of time through the Effective Date in accordance with Clear Software's past practice and customs; and (iv) all Taxes of any corporation other than Clear Software which was at any time prior to the Effective Date a member of an "affiliated group" of corporations that included Clear Software. For purposes of this Subparagraph 14.2(b), in the case of any taxable period beginning before and ending after the Effective Date, for purposes of determining the amount of liability for Taxes attributable to the portion of the taxable period ending on or before the Effective Date: (A) in the case of sales, use, payroll or excise Taxes or Taxes based upon or related to income, such portion of the taxable period shall be deemed to be a separate taxable year and the Shareholders' liability shall be determined by taking into account all items of income, gain, loss, deduction or credit on a basis consistent with that employed in preparing the federal income tax return of Clear Software for the taxable year ending on the Effective Date and the relevant state or local tax return for prior years, and (B) in the case of other Taxes, the Shareholders' liability shall equal a pro-rata portion of the liability for taxes for the entire taxable period based on the ratio of the number of days from the beginning of such taxable period through the Effective Date to the total number of days included in such taxable period.

                 14.3 Indemnification by SPSS. SPSS and ACSUB agrees to indemnify and hold Clear Software and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing harmless from and against any and all Losses relating to (i) any breach of any representation or warranty of either SPSS or ACSUB set forth herein or in any related schedule, or set forth in any closing certificate or other document entered into or delivered by either SPSS or ACSUB in connection with this Agreement; (ii) any breach of any covenant, obligation or agreement of either SPSS or ACSUB contained in this Agreement or in any other closing document and (iii) any fraudulent representation or intentional misrepresentation on the part of either SPSS or ACSUB, unless the claim or cause of action with respect thereto arises out of or is related to actions or omissions of Clear Software or the Shareholders prior to the Effective Date.

                 14.4    Indemnification Procedure.

                         (a) An indemnified party under this Article XIV shall
give prompt written notice to the indemnifying party (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence (including without limitation the commencement of any audit proceeding, the notice of non-filing of returns, the notice of non-payment of tax, or any other similar action or notice by any federal, state or other taxing authority) or the commencement of any action, suit or proceeding for which indemnification may be sought, and through counsel reasonably satisfactory to the indemnified party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense; and provided, further, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the indemnifying party, if, under applicable canons of ethics, joint representation of the indemnifying party and the indemnified party presents a conflict of interest.

                         In any event, if the indemnifying party fails to
assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for hereunder. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of the indemnifying party without the prior written consent of the indemnifying party (which shall not be unreasonably withheld); provided, however, that the indemnified party may settle any claim or cause of action without the indemnifying party's consent, but in such case the indemnifying party shall not be required to reimburse the indemnified party for its Losses except and to the extent that a court of competent jurisdiction finally determines on appeal that indemnifying party must indemnify the indemnified party therefor. Notwithstanding anything in this Section 14.4 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. The indemnifying party shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for hereunder.

                         (b)      In the case of any proposed or actual
assessment of tax liabilities for which SPSS is entitled to indemnification from the Shareholders as provided in Section 14.2(b). SPSS shall give written notice to the Shareholders as provided in subparagraph (a) hereof and shall contest such proposed or actual assessment through the administrative review or appeal procedures available under the relevant tax laws and regulations, provided, however, that SPSS shall not required to contest such proposed or actual assessment unless the Shareholders shall first provide an opinion of counsel, reasonably acceptable to SPSS, stating that the Shareholders have a reasonable basis for their position. SPSS shall keep the Shareholders fully informed as to the progress of such contest. If at any point prior to the termination of the administrative review process, the Shareholders notify SPSS in writing that they are willing to accept a settlement proposed by the IRS with respect to such proposed or actual assessment of tax liabilities, SPSS will settle the proposed or actual tax assessment, and SPSS shall immediately be entitled to indemnification from the Shareholders. If the Shareholders never elect to request SPSS to settle and such administrative review process is unsuccessful at eliminating the proposed tax, SPSS shall be entitled to pay the tax (and any penalties and interest) and be entitled to indemnification from the Shareholders; provided, that if within ten (10) days of receipt from SPSS of notice that it is paying the tax, the Shareholders notify SPSS of their desire to contest the proposed or assessed tax deficiency in the courts, the Shareholders shall be entitled to do so provided that (a) if the proposed or actual tax deficiency is contested in tax court, the Shareholders shall pay from their own sources any amount of taxes, penalties and interest determined to be due and (b) if the proposed or actual tax deficiency is contested by suit for refund in any other court, funds shall be provided to SPSS and SPSS shall pay the tax and if the outcome of the contest determines that the tax paid should be refunded, such refund shall be returned to the Shareholders. Any post-administrative review contest shall be conducted at the sole cost and expense of the Shareholders.

                 14.5 Arbitration. Any dispute as to any claims under this Agreement shall be settled by arbitration in the City of New York, New York by three arbitrators, one of whom shall be appointed by the Shareholders, one by SPSS and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 20 days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days of their designation, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of New York. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association so as to enable the arbitrators to render an award within 90 days of the commencement of the arbitration proceedings. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall bear the expenses of its arbitrator and shall jointly and equally share with the other the expenses for the third arbitrator and the arbitration.

                 14.6 Limitations of Liability of the Shareholders. NONE OF THE SHAREHOLDERS SHALL BE REQUIRED TO INDEMNIFY SPSS FOR ANY CLAIMS OR LIABILITIES HEREUNDER IF THE AGGREGATE AMOUNT OF SUCH CLAIMS DOES NOT EXCEED $30,000 (THE "DEDUCTIBLE AMOUNT"). IF THE DEDUCTIBLE AMOUNT IS EXCEEDED, THE SHAREHOLDERS SHALL BE REQUIRED TO INDEMNIFY SPSS FOR THE EXCESS, IF ANY, OF THE FULL AMOUNT OF ALL SUCH CLAIMS OVER THE DEDUCTIBLE AMOUNT (THE

"INDEMNIFICATION AMOUNT"), SUBJECT TO THE CAP AND EXCLUDED REPRESENTATIONS CAP (EACH AS DEFINED HEREINBELOW). THE AGGREGATE MAXIMUM FOR WHICH THE SHAREHOLDERS SHALL BE LIABLE FOR A BREACH OF REPRESENTATIONS AND WARRANTIES HEREUNDER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 5.7, 5.11, 5.14(b) AND 5.18 HEREOF, SHALL NOT EXCEED THE ESCROWED PURCHASE PRICE (THE "CAP"). WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 5.7, 5.14(b) AND 5.18 HEREOF AND IN SECTION 5.11 HEREOF EXCEPT FOR SUBSECTION 5.11(c), THE AGGREGATE MAXIMUM FOR WHICH THE SHAREHOLDERS SHALL BE LIABLE SHALL NOT EXCEED THE LESSER OF (I) $4,500,000 OR (II) THE AMOUNT CALCULATED BY MULTIPLYING THE AGGREGATE NUMBER OF SHARES OF SPSS COMMON STOCK ISSUED PURSUANT TO SECTION 3.3(a) BY THE CLOSING PRICE PER SHARE OF SPSS COMMON STOCK ON THE DATE ANY PAYMENT PURSUANT TO THIS ARTICLE 14 IS REQUESTED BY SPSS (THE "EXCLUDED REPRESENTATIONS CAP"). THE PARTIES INTEND THAT AN INDEMNIFICATION LIABILITY OF THE SHAREHOLDERS TO SPSS FOR A BREACH OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 5.7, 5.14(b) AND 5.18 HEREOF AND IN SECTION 5.11 HEREOF EXCEPT FOR SUBSECTION 5.11(c) MAY BE SATISFIED BY TENDER TO SPSS OF ALL OF THE SHARES OF SPSS COMMON STOCK ISSUED TO THE SHAREHOLDERS PURSUANT TO SECTION 3.3(a) HEREOF, AND THEREUPON CLEAR SOFTWARE AND THE SHAREHOLDERS SHALL HAVE NO FURTHER LIABILITY UNDER THE AGREEMENT TO SPSS. WITH RESPECT TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 5.11(c) HEREOF, THE LIABILITY OF THE SHAREHOLDERS FOR A BREACH SHALL NOT BE LIMITED BY THE CAP OR THE EXCLUDED REPRESENTATIONS CAP, BUT SHALL BE SUBJECT TO THE DEDUCTIBLE. THE SHAREHOLDERS SHALL HAVE NO RIGHT OF CONTRIBUTION AGAINST CLEAR SOFTWARE, SPSS OR ACSUB FOR ANY BREACH OF A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT. THE SHAREHOLDERS SHALL HAVE NO RIGHT OF CONTRIBUTION AGAINST CLEAR SOFTWARE FOR A BREACH OF A COVENANT OR AGREEMENT TO BE PERFORMED BY CLEAR SOFTWARE ON OR BEFORE THE CLOSING DATE.

                 14.7 Offset Against Unpaid Amounts. Without limiting such other rights as SPSS may have, if, prior to the time of delivery to the Shareholders of all or any portion of the consideration from SPSS to the Shareholders, SPSS has learned of a breach of any representation, warranty, covenant or agreement of Clear Software or the Shareholders contained in this Agreement, SPSS in its sole discretion may by written notice to Clear Software and the Shareholders deduct from the amount of such payment otherwise deliverable an amount equal to the aggregate of (a) the amount necessary to cure or make it whole for such breach or (b) the amount of losses, damages and expenses incurred or demonstrably in prospect of being incurred in connection with or caused by such breach.

                 14.8 Treatment as Adjustment of Acquisition Price. Any indemnity payment received by a party hereunder shall be treated as an adjustment of the acquisition price.


                                 ARTICLE XV

                      TERMINATION, AMENDMENT AND WAIVER

                 15.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the Shareholders of Clear Software:

                         (a)      by mutual consent of the Boards of Directors
of the parties hereto;

                         (b)      by Clear Software or SPSS if a material
breach of any provision of this Agreement has been committed and such breach is not waived;

                         (c)      by SPSS, if the conditions set forth in
Section XI hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Clear Software on or before September 30, 1996; or

                         (d)      by Clear Software, if the conditions set
forth in Section XII hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by SPSS or before September 30, 1996; or

                         (e)      by either SPSS or Clear Software if the
Merger shall not have been consummated on or before September 30, 1996 or such later date as the parties hereto agree in writing.

                 15.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall hereafter become void and there shall be no liability or further obligation on the part of Clear Software, the Shareholders, SPSS or ACSUB or their respective officers or directors, except as set forth in Section 10.1 and Section 16.3 and except that nothing herein will relieve any party from liability for breach of this Agreement.


                                 ARTICLE XVI

                                MISCELLANEOUS

                 16.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the parties.

                 16.2 Waiver of Compliance. Any failure of Clear Software or the Shareholders on the one hand, or SPSS or ACSUB, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate parties.

                 16.3 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the parties hereto agree that all fees and expenses incurred by Clear Software or the Shareholders, on the one hand, and SPSS, ACSUB on the other, in connection with this Agreement, and the transactions and other actions contemplated thereby or taken in connection therewith, shall be borne by Clear Software and the Shareholders, and by SPSS, respectively, including, without limitation, all fees of counsel and accountants; provided, however, that SPSS agrees to pay Three Hundred Thousand Dollars ($300,000) to Corum Group Ltd. for fees incurred by Clear Software related to this transaction.

                 16.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (receipt confirmed), one day after being sent by recognized overnight courier or delivery service, freight prepaid, or five days after being mailed, certified or registered mail, postage prepaid, return receipt requested:

                 (a)      If to Clear Software or the Shareholders to:

                                Colleen Terry
                                Clear Software, Inc.
                                199 Wells Avenue
                                Newton, Massachusetts 02159
                                Attention: President
                                Facsimile Number:  (617) 965-5310

                                with a copy to:

                                Lucash, Gesmer & Updegrove
                                40 Broad Street
                                Boston, Massachusetts 02109
                                Attention: Peter M. Moldave
                                Facsimile Number:  (617) 350-6878

                                and

                                Stanley N. Freedman
                                896 Beacon Street
                                Suite 301
                                Boston, MA  02215

                                Facsimile Number:  (617) 247-2351


or to such other person or address as Clear Software or the Shareholders shall furnish to SPSS in writing by notice given in the manner set forth in (a) above.


                  (b)      If to SPSS or the ACSUB, to:

                                SPSS Inc.
                                444 North Michigan Avenue
                                Chicago, IL  60611
                                Attention:  Mr. Edward Hamburg
                                Facsimile Number:  (312)-329-3558

                                with a copy to:

                                Ross & Hardies
                                150 North Michigan Avenue, Suite 2500
                                Chicago, Illinois  60601
                                Attention:  T. Stephen Dyer, Esq.
                                Facsimile Number:  (312) 750-8600

or to such other person or address as SPSS shall furnish to Clear Software in writing by notice given in the manner set forth above.

                 16.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that SPSS may assign its rights and obligations under this Agreement to any other entity wholly owned by SPSS. If such assignment shall be made by SPSS, the assignee shall be entitled to all of the rights and shall assume all of the obligations of SPSS hereunder, provided, that SPSS shall remain liable for and guarantee the performance of such entity's obligations under this Agreement.

                 16.6 Publicity. Clear Software nor the Shareholders, nor SPSS nor ACSUB shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public, without the prior written consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law, the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

                 16.7 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 16.8 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

                 16.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE. The parties hereto expressly submit themselves to the non-exclusive jurisdictions of the State and Federal Courts of New York for the resolution of any disputes which may arise under or with respect to compliance with this Agreement.

                 16.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 16.11   Third Parties.   Nothing herein shall be construed to
confer upon or give to any party other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                 16.12 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

                 16.13 Clear Software's Tax Returns. In no event later than sixty (60) days after the Closing, Clear Software shall cause to be prepared, at the expense of the Shareholders, draft federal and state income tax returns for Clear Software for its short tax year ended on the Closing Date. Such returns shall be prepared by Freedberg & Garlick, P.C., or another firm of certified public accountants acceptable to the Shareholders' Representative. Unless the prior consent of the Shareholders' Representative is obtained or unless otherwise required by law, the preparation of such returns shall otherwise be consistent with the manner in which Clear Software's returns for prior tax years have been prepared. Promptly upon preparation of such draft returns, copies thereof, together with copies of Clear Software's financial and other information used to prepare them (the "Draft Returns"), shall be forwarded to each of the Shareholders. Within fourteen (14) days of receipt of the Draft Returns, each Shareholder shall give written notice to Clear Software of any errors or any inconsistencies with the manner in which Clear Software's prior tax returns have been prepared, believed by the Shareholder to exist in the Draft Returns. The Shareholders and Clear Software shall promptly thereafter attempt in good faith to resolve any disagreement regarding items or matters which any Shareholder believes to be in error, but which Clear Software believes to be correct. Any disagreement which cannot be so resolved within thirty (30) days of receipt by the Shareholders of the Draft Returns, other than a good-faith disagreement over how the federal or state tax laws ought to be interpreted, shall be referred by either party to the American Arbitration Association to be settled by arbitration in Chicago, Illinois in accordance with the commercial arbitration rules of said Association. The determination of who shall bear the fees and expenses of arbitration shall be determined by the arbitrator in the arbitration. Any disagreement over how the federal or state tax laws ought to be interpreted which cannot be resolved within thirty (30) days of receipt by the Shareholders of the Draft Returns, shall be resolved in favor of Clear Software's good-faith interpretation. Promptly after any disagreements have been resolved as provided above, Clear Software shall cause Clear Software's federal and state income tax returns for the short year ended on the Closing Date to be prepared, and shall cause such returns to be timely filed (by the original or extended due dates), such returns to be substantially identical to the agreed-upon draft returns.

                 16.14   Payment of Tax Liabilities; Dividends.

                 (a) Consistent with past dividend payment practices of Clear Software, Clear Software shall declare a dividend to its shareholders of record as of the day immediately preceding the Closing Date, for the purpose of distributing an amount of cash to the Shareholders approximately equal to the federal and state tax liabilities of the Shareholders resulting from Clear Software's operations during the short tax year beginning January 1, 1996 and ending on the Closing Date. Such dividend shall be payable in cash in two installments on or after the Closing Date, as provided in Subsection 16.14(b), and shall be in an aggregate amount to be determined according to the following formula: forty-four percent (44%) multiplied by the net pass-through income (as hereinafter defined) of Clear Software for the period beginning January 1, 1996 and ending on the Closing Date. For this purpose, "net pass-through income" shall mean the sum of (i) Clear Software's nonseparately computed income as defined in Code Section 1366(a)(2), plus (ii) Clear Software's items of income described in Code Section 1366(a)(1) other than any tax-exempt income and any net capital loss.

                 (b) The first installment of the dividend described in Subsection 12.14(a) shall be paid not later than the date requested by the Shareholders' Representative or ten (10) days before the date on which a payment is due to the Internal Revenue Service by the Shareholders in respect of taxes for the short tax year (the "Dividend Payment Date"). The amount of such installment shall equal ninety percent (90%) of what the aggregate amount of such dividend would be if it were determined, according to the formula set forth in Subsection 16.14(a), based on Clear Software's draft federal income tax return required to be prepared under Section 16.13(b) hereinabove, including all changes to such return that have been agreed to as of such date. The second installment of such dividend shall be determined and paid promptly after any and all disagreements regarding the preparation of Clear Software's federal income tax return for the period ended on the Closing Date have been resolved as provided in Section 16.13(b) and Clear Software's federal income tax return has been prepared for filing as therein provided. The amount of such installment shall equal the difference between (i) the aggregate amount of the dividend described in Subsection 16.14(a), according to the formula therein set forth and based on Clear Software's federal income tax return as so finally prepared for filing, and (ii) the amount of the first installment payment as hereinabove determined. Any payment required hereunder which is not paid by the Dividend Payment Date shall bear interest at the rate of ten percent (10%) per annum.

                 (c) Consistent with past dividend payment practices of Clear Software, Clear Software has declared or shall declare a dividend to its shareholders as described in Section 7.1(b)(x)(A) hereof. Any part of such dividend which has not been paid prior to the Closing Date shall be paid on or promptly after the Closing Date.

                 (d) SPSS shall take all reasonably necessary actions to assure that Clear Software or any successor thereto has available funds with which to make each of the installment payments provided for in subsections (b) and (c) hereinabove.

                         IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be duly executed, all as of the day and year first written above.

CLEAR SOFTWARE, INC.                            SPSS INC.



By: ______________________________       By:______________________________

Title: ___________________________       Title:___________________________


                                         SPSS ACSUB INC.



                                         By:______________________________

                                        Title:____________________________
SHAREHOLDERS:


_____________________________     ____________________________
Ella Kroll                        Dan Bricklin

_____________________________     ____________________________
Marina Goldberg                   Simon Pogrebinsky

_____________________________     ____________________________
Vadim Yasinovsky                  Eugene Palagashvili

_____________________________     ____________________________
Adam Green                        Colleen Terry

_____________________________
Sandow Ruby



THE SHAREHOLDERS' REPRESENTATIVE HEREBY ACCEPTS AND AGREES TO THE DUTIES AND OBLIGATIONS SET FORTH HEREIN.


_____________________________
Colleen Terry, Shareholders' Representative

                               TABLE OF CONTENTS

ARTICLE I
                         THE MERGER   . . . . . . . . . . . . . . . . . . . . . .     1
                 1.1     The Merger   . . . . . . . . . . . . . . . . . . . . . .     1
                 1.2     Shareholders' Meeting  . . . . . . . . . . . . . . . . .     2
                 1.3     Consummation of the Merger; Effective Date   . . . . . .     2
                 1.4     Effect of the Merger   . . . . . . . . . . . . . . . . .     2
                 1.5     Closing  . . . . . . . . . . . . . . . . . . . . . . . .     2
                 1.6     Tax and Accounting   . . . . . . . . . . . . . . . . . .     2
                 1.7     Shareholders' Representative   . . . . . . . . . . . . .     2

ARTICLE II

                         ARTICLES OF ORGANIZATION AND BY-LAWS OF THE
                         SURVIVING CORPORATION  . . . . . . . . . . . . . . . . .     4
                 2.1     Articles of Organization   . . . . . . . . . . . . . . .     4
                 2.2     By-laws  . . . . . . . . . . . . . . . . . . . . . . . .     4
                 2.3     Directors and Officers   . . . . . . . . . . . . . . . .     4

ARTICLE III

                         CONVERSION OF SHARES   . . . . . . . . . . . . . . . . .     4
                 3.1     Conversion and Cancellation of Shares  . . . . . . . . .     4
                 3.2     Dissenting Shares  . . . . . . . . . . . . . . . . . . .     5
                 3.3     Conversion of Shares   . . . . . . . . . . . . . . . . .     5
                 3.4     Escrow   . . . . . . . . . . . . . . . . . . . . . . . .     6
                 3.5     Closing Of Clear Software's Transfer Books   . . . . . .     6

ARTICLE IV

                         SECURITIES MATTERS   . . . . . . . . . . . . . . . . . .     6
                 4.1     Registration of SPSS Common Stock  . . . . . . . . . . .     6
                 4.2     Sales of SPSS Common Stock by Shareholders   . . . . . .     8
                 4.3     Registration Expenses  . . . . . . . . . . . . . . . . .     8
                 4.4     Restricted Stock   . . . . . . . . . . . . . . . . . . .     8
                 4.5     Indemnification  . . . . . . . . . . . . . . . . . . . .     9
                 4.6     Additional Obligations of SPSS   . . . . . . . . . . . .    10
                 4.7     Reports Under the Exchange Act   . . . . . . . . . . . .    11

ARTICLE V
                         REPRESENTATIONS AND WARRANTIES OF
                         CLEAR SOFTWARE   . . . . . . . . . . . . . . . . . . . .    12
                 5.1     Organization and Qualification.  . . . . . . . . . . . .    12
                 5.2     Authority.   . . . . . . . . . . . . . . . . . . . . . .    12
                 5.3     Capitalization   . . . . . . . . . . . . . . . . . . . .    13
                 5.4     Consents and Approvals.  . . . . . . . . . . . . . . . .    13
                 5.5     Absence of Conflicts.  . . . . . . . . . . . . . . . . .    13
                 5.6     Financial Statements; Accounts Receivable.   . . . . . .    14
                 5.7     Absence of Undisclosed Liabilities.  . . . . . . . . . .    14
                 5.8     Absence of Certain Changes or Events.  . . . . . . . . .    14
                 5.9     Investment in the SPSS Common Stock  . . . . . . . . . .    16
                 5.10    Real and Personal Property; Inventories.   . . . . . . .    16
                 5.11    Patents, Trademarks, Etc.  . . . . . . . . . . . . . . .    17
                 5.12    Employees  . . . . . . . . . . . . . . . . . . . . . . .    19
                 5.13    Contracts and Commitments.   . . . . . . . . . . . . . .    19
                 5.14    Condition of Code  . . . . . . . . . . . . . . . . . . .    20
                 5.15    Government Contracts.  . . . . . . . . . . . . . . . . .    21
                 5.16    Insurance  . . . . . . . . . . . . . . . . . . . . . . .    21
                 5.17    Litigation and Administrative Proceedings  . . . . . . .    21
                 5.18    Tax Matters  . . . . . . . . . . . . . . . . . . . . . .    22
                         5.18.1   All Returns Filed . . . . . . . . . . . . . . .    22
                         5.18.2   All Taxes Paid  . . . . . . . . . . . . . . . .    22
                         5.18.3   Examinations, Etc.  . . . . . . . . . . . . . .    22
                         5.18.4   Section 341(f)  . . . . . . . . . . . . . . . .    23
                         5.18.5   Withholding . . . . . . . . . . . . . . . . . .    23
                         5.18.6   Foreign Person, Etc.  . . . . . . . . . . . . .    23
                         5.18.7   Parachute Payments  . . . . . . . . . . . . . .    23
                         5.18.8   Accounting; Tax Attributes  . . . . . . . . . .    23
                         5.18.9   Prior Consolidated Groups . . . . . . . . . . .    23
                         5.18.10 Unpaid Tax   . . . . . . . . . . . . . . . . . .    23
                 5.19    Compliance with Laws.  . . . . . . . . . . . . . . . . .    24
                 5.20    Environmental and Safety Matters.  . . . . . . . . . . .    24
                 5.21    Employee Benefits.   . . . . . . . . . . . . . . . . . .    24
                 5.22    Licenses and Permits   . . . . . . . . . . . . . . . . .    26
                 5.23    Relations With Suppliers and Customers   . . . . . . . .    26
                 5.24    Interests in Competitors, Suppliers and Customers  . . .    26
                 5.25    Employment Matters.  . . . . . . . . . . . . . . . . . .    26
                 5.26    Discrimination; Occupational Safety; Labor   . . . . . .    26
                 5.27    Related Transactions   . . . . . . . . . . . . . . . . .    27

                 5.28    Brokers and Finders.   . . . . . . . . . . . . . . . . .    27
                 5.29    Questionable Payments.   . . . . . . . . . . . . . . . .    27
                 5.30    Books and Records.   . . . . . . . . . . . . . . . . . .    27
                 5.31    Bank Accounts; Safe Deposit Boxes.   . . . . . . . . . .    27
                 5.32    Full Disclosure.   . . . . . . . . . . . . . . . . . . .    27
                 5.33    Effect of Certificates.  . . . . . . . . . . . . . . . .    28
                 5.34    Accounting Matters   . . . . . . . . . . . . . . . . . .    28


ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES OF SPSS   . . . . . . . .    28
                 6.1     Organization and Qualification.    . . . . . . . . . . .    28
                 6.2     Authority.   . . . . . . . . . . . . . . . . . . . . . .    28
                 6.3     Consents and Approvals.  . . . . . . . . . . . . . . . .    29
                 6.4     Absence of Conflicts.  . . . . . . . . . . . . . . . . .    29
                 6.5     Capitalization   . . . . . . . . . . . . . . . . . . . .    29
                 6.6     Reports and Financial Statement  . . . . . . . . . . . .    29
                 6.7     Litigation and Administrative Proceedings.     . . . . .    30
                 6.8     Brokers and Finders.   . . . . . . . . . . . . . . . . .    30
                 6.9     SPSS Common Stock  . . . . . . . . . . . . . . . . . . .    30
                 6.10    Full Disclosure  . . . . . . . . . . . . . . . . . . . .    30
                 6.11    Effect of Certificates   . . . . . . . . . . . . . . . .    30
                 6.12    Accounting Matters   . . . . . . . . . . . . . . . . . .    30
                 6.13    Pooling of Interests Accounting  . . . . . . . . . . . .    30

ARTICLE VII

                         COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . . . .    31
                 7.1     Conduct of Business  . . . . . . . . . . . . . . . . . .    31

ARTICLE VIII
                         COVENANTS OF CLEAR SOFTWARE AND
                         THE SHAREHOLDERS   . . . . . . . . . . . . . . . . . . .    34
                 8.1     Consents and Approvals.  . . . . . . . . . . . . . . . .    34
                 8.2     Closing Returns  . . . . . . . . . . . . . . . . . . . .    34
                 8.3     Access to Information  . . . . . . . . . . . . . . . . .    34
                 8.4     Affiliates and Certain Stockholders  . . . . . . . . . .    34
                 8.5     Covenant With Regard to Disposition of Shares .  . . . .    35
                 8.6     Further Assurances.  . . . . . . . . . . . . . . . . . .    35

ARTICLE IX
                         COVENANTS OF SPSS  . . . . . . . . . . . . . . . . . . .    35
                 9.1     Retention of Records   . . . . . . . . . . . . . . . . .    35
                 9.2     Severance Packages   . . . . . . . . . . . . . . . . . .    36
                 9.3     Further Assurances.  . . . . . . . . . . . . . . . . . .    36

ARTICLE X

                         MUTUAL COVENANTS   . . . . . . . . . . . . . . . . . . .    36
                 10.1    Confidentiality.   . . . . . . . . . . . . . . . . . . .    36
                 10.2    Consistent Tax Reporting   . . . . . . . . . . . . . . .    37
                 10.3    Cooperation  . . . . . . . . . . . . . . . . . . . . . .    37
ARTICLE XI

                         CONDITIONS TO OBLIGATIONS OF CLEAR SOFTWARE
                         AND THE SHAREHOLDERS   . . . . . . . . . . . . . . . . .    37
                 11.1    Representations and Warranties.  . . . . . . . . . . . .    37
                 11.2    Performance.   . . . . . . . . . . . . . . . . . . . . .    37
                 11.3    Filings; Consents; Waiting Periods.  . . . . . . . . . .    37
                 11.4    No Injunction.   . . . . . . . . . . . . . . . . . . . .    37
                 11.5    Vadim Yasinovsky   . . . . . . . . . . . . . . . . . . .    38
                 11.6    Legal Opinion  . . . . . . . . . . . . . . . . . . . . .    38
                 11.7    Pooling  . . . . . . . . . . . . . . . . . . . . . . . .    38
                 11.8    Shareholder Approval   . . . . . . . . . . . . . . . . .    38
ARTICLE XII

                         CONDITIONS TO OBLIGATIONS OF SPSS  . . . . . . . . . . .    38
                 12.1    Representations and Warranties.  . . . . . . . . . . . .    38
                 12.2    Performance.   . . . . . . . . . . . . . . . . . . . . .    38
                 12.3    Filings; Consents; Waiting Periods.  . . . . . . . . . .    38
                 12.4    No Litigation.   . . . . . . . . . . . . . . . . . . . .    39
                 12.5    Vadim Yasinovsky Agreement   . . . . . . . . . . . . . .    39
                 12.6    Legal Opinion  . . . . . . . . . . . . . . . . . . . . .    39
                 12.7    Due Diligence Investigation  . . . . . . . . . . . . . .    39
                 12.8    Pooling  . . . . . . . . . . . . . . . . . . . . . . . .    39
                 12.9    Shareholder Approval   . . . . . . . . . . . . . . . . .    39
                 12.10   Affiliates and Certain Stockholders  . . . . . . . . . .    39
                 12.11   Delivery   . . . . . . . . . . . . . . . . . . . . . . .    40

ARTICLE XIII
                         CLOSING DELIVERIES   . . . . . . . . . . . . . . . . . . . . .    40
                 13.1    Books and Records.   . . . . . . . . . . . . . . . . . . . . .    40
                 13.2    Legal Opinion.   . . . . . . . . . . . . . . . . . . . . . . .    40
                 13.3    Legal Opinion  . . . . . . . . . . . . . . . . . . . . . . . .    40
                 13.4    Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . .    40
                 13.5    Closing Certificates.  . . . . . . . . . . . . . . . . . . . .    40
                 13.6    Charter; Good Standing Certificates  . . . . . . . . . . . . .    40
                 13.7    Affiliates Letters   . . . . . . . . . . . . . . . . . . . . .    40
                 13.8    Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . .    40
                 13.9    Resignations of Clear Software's Officers and Directors  . . .    41
                 13.10   Performance  . . . . . . . . . . . . . . . . . . . . . . . . .    41
                 13.11   Further Assurances   . . . . . . . . . . . . . . . . . . . . .    41

ARTICLE XIV

                         SURVIVAL AND INDEMNIFICATION   . . . . . . . . . . . . . . . .    41
                 14.1    Survival of Representations and Warranties; Covenants.   . . .    41
                 14.2    Indemnification.   . . . . . . . . . . . . . . . . . . . . . .    41
                 14.3    Indemnification by SPSS  . . . . . . . . . . . . . . . . . . .    42
                 14.4    Indemnification Procedure  . . . . . . . . . . . . . . . . . .    43
                 14.5    Arbitration.   . . . . . . . . . . . . . . . . . . . . . . . .    44
                 14.6    Limitations of Liability of the Shareholders   . . . . . . . .    44
                 14.7    Offset Against Unpaid Amounts  . . . . . . . . . . . . . . . .    45
                 14.8    Treatment as Adjustment of Purchase Price  . . . . . . . . . .    46

ARTICLE XV

                         TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . .    46
                 15.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . .    46
                 15.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . .    46

ARTICLE XVI

                         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .    46
                 16.1    Amendment and Modification.  . . . . . . . . . . . . . . . . .    46
                 16.2    Waiver of Compliance.  . . . . . . . . . . . . . . . . . . . .    47
                 16.3    Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . .    47
                 16.4    Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . .    47
                 16.5    Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . .    48
                 16.6    Publicity.   . . . . . . . . . . . . . . . . . . . . . . . . .    48
                 16.7    Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . .    48

                 16.8    Severability.  . . . . . . . . . . . . . . . . . . . . .    49
                 16.9    Governing Law.   . . . . . . . . . . . . . . . . . . . .    49
                 16.10   Counterparts.  . . . . . . . . . . . . . . . . . . . . .    49
                 16.11   Third Parties.   . . . . . . . . . . . . . . . . . . . .    49
                 16.12   Entire Agreement.  . . . . . . . . . . . . . . . . . . .    49
                 16.13   Clear Software's Tax Returns   . . . . . . . . . . . . .    49
                 16.14   Payment of Tax Liabilities; Dividends  . . . . . . . . .    50

                             DISCLOSURE SCHEDULE
                             -------------------


1.8             CLEARweb Assets to be Transferred
5.1             Organization and Qualification
5.2             Authority
5.3             Capitalization
5.4             Consents and Approvals
5.5             Absence of Conflicts
5.6             Financial Statements; Accounts Receivable
5.7             Absence of Undisclosed Liabilities
5.8             Absence of Certain Changes or Events
5.10            Real and Personal Property; Inventories
5.11            Patents, Trademarks, etc.
5.12            Employees
5.13            Contracts and Commitments
5.14            Condition of Code
5.15            Government Contracts
5.16            Insurance
5.17            Litigation and Administrative Proceedings
5.18            Tax Matters
5.18.1          All Returns Filed
5.18.2          All Taxes Paid
5.18.3          Examinations, Etc.
5.18.4          Section 341 (f)
5.18.5          Withholding
5.18.6          Foreign Person, Etc.
5.18.7          Parachute Payments
5.18.8          Accounting; Tax Attributes
5.18.9          Prior Consolidated Groups
5.18.10         Unpaid Tax
5.19            Compliance with Laws
5.20            Environmental and Safety Matters
5.21            Employee Benefits
5.22            Licenses and Permits
5.23            Relations with Suppliers and Customers
5.24            Interests in Competitors, Suppliers and Customers
5.25            Employment Matters
5.26            Discrimination; Occupational Safety; Labor
5.27            Related Transactions
5.28            Brokers and Finders
5.29            Questionable Payments
5.30            Books and Records
5.31            Bank Accounts; Safe Deposit Boxes
5.32            Full Disclosure
5.33            Effect of Certificates
5.34            Accounting Matters